Exhibit 10.2

EXECUTION VERSION

SECOND AMENDMENT AND RESTATEMENT AGREEMENT

dated 18 May 2017

between

GULFMARK REDERI AS
as Borrower

and

The other Loan Parties party hereto

provided by
The Banks and Financial Institutions listed in Schedule 1 as Lenders with

DNB BANK ASA as Arranger

and

DNB BANK ASA as Agent

relating to

a senior secured revolving credit facility agreement originally dated 27 December 2012,

as amended and restated as of 23 October 2014

and as further amended and restated as of 18 May 2017

TABLE OF CONTENTS

1	DEFINITIONS AND INTERPRETATION	4

2	CONDITIONS PRECEDENT	4

3	REPRESENTATIONS	5

4	SECOND AMENDMENT AND RESTATEMENT	5

5	FEES, COSTS AND EXPENSES	6

6	MISCELLANEOUS	6

SCHEDULES:

SCHEDULE 1:	THE LENDERS

SCHEDULE 2:	FORM OF SECOND AMENDED AND RESTATED FACILITY AGREEMENT

THIS SECOND AMENDMENT AND RESTATEMENT AGREEMENT is dated as of 18 May 2017 and made between:

(1)	GULFMARK REDERI AS of Strandgata 5, 4307 Sandnes, Norway, organisation number 979 212 658 (the “Borrower”);

(2)

GULFMARK OFFSHORE, INC., a corporation incorporated under the laws of the State of Delaware, United States of America, with a principal place of business at 842 West Sam Houston Parkway North, Suite 400, Houston, Texas, 77024, the United States of America (the “Parent Guarantor”);

(3)

GULFMARK UK LTD., a company incorporated in England & Wales with company number 02541716 whose registered office is at c/o Peachey & Co, 95 Aldwych, London WC2B 4JF, United Kingdom (the “UK Guarantor”);

(4)

GULFMARK NORTH SEA LTD., a company incorporated in England & Wales with company number 2625893 whose registered office is at c/o Peachey & Co, 95 Aldwych, London WC2B 4JF, United Kingdom (the “UK Parent”);

(5)

GULFMARK NORGE AS, of Strandgata 5, 4307 Sandnes, Norway, organisation number 979 278 799 (“GulfMark Norge”, and together with the Borrower, the Parent Guarantor, the UK Guarantor and the UK Parent, collectively, the “Loan Parties", and each a “Loan Party”);

(6)	THE BANKS AND FINANCIAL INSTITUTIONS listed in Schedule 1 (The Lenders) as lenders (the “Lenders”);

(7)	DNB BANK ASA, organisation number 984 851 006, acting through its offices at Solheimsgaten 7C, 5058 Bergen, Norway, as mandated lead arranger (in such capacity, the “Arranger”); and

(8)	DNB BANK ASA, organisation number 984 851 006, acting through its offices at Solheimsgaten 7C, 5058 Bergen, Norway, as facility agent (in such capacity, the “Agent”);

BACKGROUND:

(A)

The Borrower, the Arranger, the Lenders, and the Agent have entered into a senior secured revolving facility agreement originally dated 27 December 2012, as amended by an amendment and restatement agreement dated 23 October 2014 (as so amended and as further amended, supplemented or otherwise modified prior to the date hereof, the “Original Facility Agreement”), pursuant to which the Lenders previously agreed to make available to the Borrower (as defined in the Original Facility Agreement) a revolving credit facility in the original aggregate principal amount of NOK 600,000,000, subject to the terms and conditions of the Original Facility Agreement.

(B)

The Parties have agreed to certain changes and amendments to the Original Facility Agreement, including, among other things, the addition of a USD 35,000,000 multiple-draw term loan facility and the addition of certain Vessels and other collateral to secure the obligations of the Borrower and the other Loan Parties under the Finance Documents.

3

(C)

This Agreement sets out the terms and conditions upon which the Original Facility Agreement is to be amended and restated for the purposes referred to in paragraph (B) above with effect from the Effective Date (as defined below).

IT IS AGREED as follows:

1	DEFINITIONS AND INTERPRETATION

a)	In this Agreement:

“Agreement” means this second amendment and restatement agreement, including its Schedules.

“Effective Date” means the date on which the Agent gives the notification referred to in Clause 2 (Conditions precedent) hereof or such other date as the Borrower and the Agent may agree in writing.

“Parties” means the parties to this Agreement (and a “Party” means any of them).

“Second Amended and Restated Facility Agreement” means the agreement evidencing the terms upon which the facility granted pursuant to the Original Facility Agreement, as amended and restated by this Agreement, will be provided on and from the Effective Date, the form of which is set out in Schedule 2 (Form of Second Amended and Restated Facility Agreement).

b)

Unless expressly defined in this Agreement (including its recitals) or a contrary intention appears, capitalised terms defined in the form of the Second Amended and Restated Facility Agreement attached hereto as Schedule 2 (Form of Second Amended and Restated Facility Agreement) have the same meaning in this Agreement (whether or not the Effective Date shall have occurred).

c)

The principles of construction set out in Clause 1.2 (Construction) of the form of the Second Amended and Restated Facility Agreement attached hereto as Schedule 2 (Form of Second Amended and Restated Facility Agreement) shall have the same effect as if set out in this Agreement (whether or not the Effective Date shall have occurred).

d)	In accordance with the terms of the Original Facility Agreement, each Party designates each of this Agreement and the Second Amended and Restated Facility Agreement as a Finance Document.

2	CONDITIONS PRECEDENT

The provisions of Clause 4 (Second amendment and restatement) shall take effect only if the Agent has received all the documents, each properly executed and delivered by each applicable Loan Party party thereto and by any other parties thereto, and other evidence listed in Schedule 3A (Conditions Precedent to the Closing Date) of the form of the Second Amended and Restated Facility Agreement attached hereto as Schedule 2 (Form of Second Amended and Restated Facility Agreement), each in form and substance satisfactory to the Agent. The Agent shall notify the Borrower and the Lenders in writing promptly upon being so satisfied.

4

3	REPRESENTATIONS

a)	The Borrower makes the representations and warranties set out in Clause 18 (Representations and warranties) of the Second Amended and Restated Facility Agreement:

(i)	on the date of this Agreement (whether or not the Effective Date shall then have occurred); and

(ii)	on the Effective Date.

b)	The Borrower acknowledges that the Finance Parties have entered into this Agreement in full reliance on the representations and warranties made by it pursuant to paragraph a) above.

4	SECOND AMENDMENT AND RESTATEMENT

4.1	Second amendment and restatement – Original Facility Agreement

With effect from the Effective Date, the Original Facility Agreement shall be amended and restated in its entirety, so that the rights and obligations of the Parties shall, on and from the Effective Date, be governed by and construed in accordance with the provisions of the Second Amended and Restated Facility Agreement, and from and after the Effective Date, the Second Amended and Restated Facility Agreement shall replace, and be substituted in its entirety for, the Original Facility Agreement.

4.2	Continuing obligations

Each of the Borrower and the other Loan Parties:

a)	acknowledges and agrees to the second amendment and restatement of the Original Facility Agreement as contemplated by this Agreement; and

b)

with effect from the date of this Agreement and the Effective Date, (i) confirms that any guarantee and security granted by it under any Finance Document will continue in full force and effect and extend to the liabilities and obligations of the Borrower to the Finance Parties under the Finance Documents as amended by this Agreement, (ii) hereby ratifies and confirms all of its obligations under each Finance Document to which it is a party and (iii) agrees and acknowledges that each reference in any Finance Document to which it is a party to the “Facility Agreement”, the “Agreement” or words of like import referring to the Original Facility Agreement shall mean and be a reference to the Second Amended and Restated Facility Agreement.

5

5	FEES, COSTS AND EXPENSES

5.1	Flat fee

On the date of the initial funding under the Second Amended and Restated Facility Agreement, the Borrower shall pay to the Agent for further distribution to the Lenders a non–refundable flat fee in the amount of 1.00% (one percent) of the aggregate principal amount of the Existing Revolving Loans.

5.2	Upfront fee

On the date of the initial funding under the Second Amended and Restated Facility Agreement, the Borrower shall pay to the Agent for further distribution to the Initial Term Loan Lenders and the Delayed Draw Term Loan Lenders a non–refundable flat fee in the amount of 4.00% (four percent) of the aggregate amount of the Initial Term Loan Commitments and Delayed Draw Term Loan Commitments of the Lenders.

5.3	Transaction costs and expenses

The Borrower shall reimburse the Agent and the other Finance Parties for the amount of all costs and expenses (including VAT, legal fees and expenses, and consultant fees and expenses) reasonably incurred by the Agent and the other Finance Parties in connection with the negotiation, preparation and execution of this Agreement and any other documents referred to in this Agreement, including any Finance Document and the completion of the transactions contemplated in this Agreement and the Second Amended and Restated Facility Agreement, in each case, in accordance with and subject to the limitations under the Second Amended and Restated Facility Agreement.

6	MISCELLANEOUS

6.1	Incorporation of terms

The provisions of Clause 28 (Notices) and Clause 31 (Governing law and enforcement) of the Second Amended and Restated Facility Agreement shall be incorporated into this Agreement as if set out in full in this Agreement and as if references in those clauses to “this Agreement” are references to this Agreement.

6.2	Counterparts

This Agreement may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

* * *

6

SCHEDULE 1
THE LENDERS

Name of Lenders	Address	Registration number
DNB Bank ASA	Solheimsgaten 7C, 5058 Bergen, Norway	984 851 006

7

EXECUTION VERSION

SCHEDULE 2
FORM OF SECOND AMENDED AND RESTATED FACILITY AGREEMENT

SECOND AMENDED AND RESTATED
MULTI-CURRENCY CREDIT FACILITY AGREEMENT

relating to

a senior secured revolving
credit facility agreement originally dated 27 December 2012

as amended and restated as of 23 October 2014

and as further amended and restated as of 18 May 2017

For

GulfMark Rederi AS
as Borrower

provided by

The Financial Institutions
listed in Schedule 1
as Lenders

With

DNB BANK ASA
as Arranger

and

DNB BANK ASA
as Agent

TABLE OF CONTENTS

1	definitions and INTERPRETATION	1

2	THE FACILITY	19

3	PURPOSE	20

4	CONDITIONS PRECEDENT	20

5	DRAWDOWN	21

6	Selection of currencies	22

7	REPAYMENT OF LOANS	23

8	PREPAYMENT AND CANCELLATION	24

9	INTEREST	28

10	INTEREST PERIODS	29

11	changes to the calculation of interest	29

12	FEES	30

13	tax gross-up and indemnities	31

14	Increased costs	32

15	other indemnities	33

16	costs and EXPENSES	34

17	SECURITY	35

18	REPRESENTATIONS AND WARRANTIES	36

19	information UNDERTAKINGs	40

20	Financial covenants	42

21	general undertakings	42

22	vessel covenants	49

23	EVENTS OF DEFAULT	53

24	CHANGES TO THE PARTIES	58

25	role of THE AGENT AND THE arranger	60

26	SHARING AMONG the finance parties	65

27	PAYMENT mechanics	66

28	NOTICES	68

29	CALCULATIONS	69

30	miscellaneous	70

31	Governing law and enforcement	71

32	Release	72

SCHEDULES

1	Lenders and Commitments

2	Vessels

3	Conditions precedent

4	Form of Drawdown Notice

5	Form of Compliance Certificate

6	Form of Selection Notice

7	Form of Transfer Certificate

8	Enumerated Defaults

9	Certain Financial Indebtedness

10	Post-Closing Matters

THIS SECURED MULTI-CURRENCY CREDIT FACILITY AGREEMENT is originally dated 27 December 2012, as amended and restated by an amendment and restatement agreement dated 23 October 2014 and as further amended and restated by the Second Amendment and Restatement Agreement (as defined below), and made between:

(1)	GulfMark Rederi AS of Strandgata 5, 4307 Sandnes, Norway, organisation no. 979 212 658, as borrower (the “Borrower”);

(2)	The banks and financial institutions listed in Schedule 1, as original lenders (together, the “Lenders”);

(3)	DNB BANK ASA, organisation number 984 851 006, acting through its offices at Solheimsgaten 7C, 5058 Bergen, Norway, as mandated lead arranger (the “Arranger”); and

(4)	DNB BANK ASA, organisation number 984 851 006, acting through its offices at Solheimsgaten 7C, 5058 Bergen, Norway, as bookrunner, facility and syndication agent (the “Agent”).

IT IS AGREED as follows:

1	definitions and INTERPRETATION

1.1	Definitions

In this Agreement, unless the context otherwise requires:

“Accounting Principles” means either (i) IFRS, (ii) NGAAP, or (iii) the generally accepted accounting principles in the United States of America (“US GAAP”). Except as otherwise expressly provided herein, all terms of an accounting or financial nature herein shall be construed in accordance with US GAAP, as in effect from time to time.

“Acceptable Bank” means:

(a)	(i) the lenders party to the RBS Facility, and (ii) the lenders party to this Agreement;

(b)

a bank or financial institution which has a rating for its long-term unsecured and non-credit-enhanced debt obligations of A- or higher by Standard & Poor’s Rating Services or Fitch Ratings Ltd or A3 or higher by Moody’s Investors Service Limited or a comparable rating from an internationally recognised credit rating agency; or

(c)	any other bank or financial institution approved by the Agent (acting reasonably).

“Acceptable Brokers” means Fearnley Offshore Supply AS, Clarkson Shipbroking Group Ltd, Seabrokers Services AS, RS Platou Offshore AS, and such other independent shipbrokers as may be approved by the Lenders

“Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power (i) to vote 10% or more of the equity having ordinary voting power for the election of directors of such Person, or (ii) to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise. Notwithstanding anything to the contrary herein, none of the Agent, the Lenders or any of their respective Affiliates shall be deemed to be an Affiliate of any Loan Party.

“Agent’s Spot Rate of Exchange” means the Agent’s spot rate of exchange for the purchase of the relevant currency with the Base Currency in the London foreign exchange market at or about 11.00 a.m. on a particular day.

“Agreement” means this secured multi-currency credit facility agreement, as it may be amended, supplemented and varied from time to time, including its Schedules and any Transfer Certificate.

“Applicable Margin” means 8.00% per annum.

“Asset Sale” means a sale, lease or sub-lease (as lessor or sublessor), sale and leaseback, assignment, conveyance, transfer, license or other disposition to, or any exchange of property with, any Person (other than to or with a Loan Party which is not the Parent Guarantor), in one transaction or a series of transactions, of all or any part of any Loan Party’s or any of its Subsidiaries’ businesses, assets or properties of any kind, whether real, personal, or mixed and whether tangible or intangible, whether now owned or hereafter acquired, including, without limitation, the capital stock of any Subsidiary of any Loan Party, but excluding inventory (or other assets) sold, leased or licensed in the ordinary course of business.

“Assignment of Insurances” means that certain Amended and Restated Insurance Assignment, originally dated 27 December 2012, made between the Borrower and the Agent, as security for the Borrower’s obligations under the Finance Documents.

“Available Delayed Draw Term Loan Commitment” means, in relation to a Lender at any time, such Lender’s Delayed Draw Term Loan Commitment at such time less the aggregate outstanding principal amount of Delayed Draw Term Loans made by such Lender prior to such time.

“Available Initial Term Loan Commitment” means, in relation to a Lender at any time, such Lender’s Initial Term Loan Commitment at such time less the aggregate outstanding principal amount of Initial Term Loans made by such Lender prior to such time.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

“Bankruptcy Court” means the United States Bankruptcy Court for the District of Delaware.

“Base Currency” means USD.

“Base Currency Amount” means, with respect to any amount denominated in the Optional Currency, such amount converted into the Base Currency at the Agent’s Spot Rate of Exchange on the date which is three (3) Business Days before the applicable Interest Period adjusted to reflect any repayment (other than a repayment arising from a change of currency) or prepayment.

“Break Costs” means the amount (if any) by which:

(a)

the interest which a Lender should have received for the period from the date of receipt of all or part of its participation in a Loan or Unpaid Sum to the last day of the current Interest Period in respect of such Loan or Unpaid Sum, had the principal amount or Unpaid Sum been paid on the last day of that Interest Period; exceeds

(b)

the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the relevant interbank market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for business in Bergen, New York and London (or any other relevant place of payment under Clause 27 (Payment mechanics).

“Carve-Out” has the meaning given thereto in the Lending Orders.

“Cash” means, at any time, cash in hand, cash in till, cash in transit or at a bank and (in the latter case) credited to an account in the name of the Parent Guarantor or any Subsidiary thereof with an Acceptable Bank and to which the Parent Guarantor or any Subsidiary thereof is alone (or together with the Parent Guarantor or any Subsidiary thereof) beneficially entitled and for so long as:-

(a)

repayment of that cash is not contingent on the prior discharge of any other indebtedness of any member of the Group or of any other person whatsoever or on the satisfaction of any other condition other than a request for repayment,

(b)

there is no Security Interest over that cash except for any Security Interest permitted by this Agreement or constituted by a netting or set-off arrangement entered into by the Parent Guarantor or any Subsidiary thereof in the ordinary course of their banking arrangements, and

(c)	the cash is freely and immediately available on demand to be applied in repayment or prepayment of Indebtedness under this Agreement.

“Chapter 11 Case” means Chapter 11 Case No. 17-11125 commenced by the Parent Guarantor on the Petition Date by filing a voluntary petition for reorganization under the Bankruptcy Code with the Bankruptcy Court.

“Closing Date” means the date on which each of the conditions precedent set forth in Clause 4.1 (Conditions Precedent to the Closing Date) and Schedule 3A is satisfied or provided for in a manner satisfactory to the Finance Parties, or duly waived in writing in accordance with Clause 30.3 (Amendments and waivers), which date is 18 May 2017.

“Collateral” means the assets of the Loan Parties in which a Security Interest is granted to the Agent (for the benefit of the Finance Parties) under the Security Documents.

“Commercial Managers” means any commercial manager of a Vessel, being the Parent Guarantor or any Subsidiary owned 100% by the Parent Guarantor (as the case may be).

“Commitment” means:

(a)

in relation to a Lender, its Initial Term Loan Commitment, its Delayed Draw Term Loan Commitment or its Total Commitment, as the context requires, in the respective amounts set forth opposite its name under the applicable heading in Schedule 1 (Lenders and Commitments) and the amount of any other Commitment transferred to it pursuant to Clause 24 (Changes to the Parties); and

(b)	in relation to any New Lender, the amount of any Commitment transferred to it pursuant to Clause 24 (Changes to the Parties),

to the extent not cancelled, reduced, or transferred by it under this Agreement.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Compliance Certificate” means a certificate substantially in the form as set out in Schedule 5 (Form of Compliance Certificate).

“Consolidated Gross Debt” means long term Indebtedness of the Parent Guarantor and its consolidated subsidiaries.

“Default” means an Event of Default or any event or circumstance specified in Clause 23 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

“Delayed Draw Term Loan Amount” means USD 15,000,000.

“Delayed Draw Term Loan Commitment” means, with respect to each Lender, the amount set forth opposite such Lender’s name under the heading “Delayed Draw Term Loan Commitment” on Schedule 1 (Lenders and Commitments) or the amount of any such Commitment transferred to it pursuant to Clause 24 (Changes to the Parties), as such amount may be cancelled, reduced, increased or transferred from time to time in accordance with this Agreement.

“Delayed Draw Term Loan Commitment Period” means the period commencing on the Extension Date and ending on the Delayed Draw Term Loan Commitment Termination Date.

“Delayed Draw Term Loan Commitment Termination Date” means the date that is the earlier of (a) the date falling two (2) Business Days prior to the Final Maturity Date and (b) the date on which all Delayed Draw Term Loan Commitments are terminated or cancelled pursuant to the terms hereunder.

“Delayed Draw Term Loan Lender” means each Lender with a Delayed Draw Term Loan Commitment.

“Delayed Draw Term Loans” has the meaning set out in Clause 2.2.3 (Delayed Draw Term Loans).

“DIP Intercompany Assignment Agreement” means that certain Assignment and Security Agreement, dated as of the Closing Date, by and between the Borrower and the Agent (on behalf of the Finance Parties), pursuant to which, among other things, the Borrower has collaterally assigned its rights, interests and benefits under the DIP Intercompany Finance Documents to the Agent (on behalf of the Finance Parties).

“DIP Intercompany Credit Agreement” means that certain Senior Secured Super-Priority Debtor In Possession Credit Agreement, dated as of the date hereof, by and among the Parent Guarantor, as borrower, the Borrower, as lender, and DNB Bank ASA, as issuing bank.

“DIP Intercompany Facility” means the senior secured, superpriority debtor-in-possession intercompany term loan and letter of credit facility under the DIP Intercompany Credit Agreement.

“DIP Intercompany Finance Documents” means the DIP Intercompany Credit Agreement, any other Loan Document (as defined in the DIP Intercompany Credit Agreement) and any other document (whether creating a Security Interest or not) that is executed at any time by the Parent Guarantor or any other Person as security for, or to establish any form of subordination to, the obligations of the Parent Guarantor under the DIP Intercompany Credit Agreement.

“Distribution Account” means the Borrower’s deposit account with account number 5413.04.44280 (USD) maintained with the Agent.

“Distribution Account Pledge” means the bank account pledge collateral to this Agreement to be made between the Borrower and the Agent (on behalf of the Finance Parties) for the first priority pledge of the Distribution Account, as security for the Borrower’s obligations under the Finance Documents, in form and substance reasonably acceptable to the Agent (on behalf of the Finance Parties).

“DOC” means in relation to a Technical Manager a valid document of compliance issued to such Technical Manager pursuant to paragraph 13.2 of the ISM Code.

“Drawdown Date” means a Business Day on which the Borrower has requested drawdown of a Loan pursuant to this Agreement or, as the context requires, the date on which such Loan is actually made.

“Drawdown Notice” means a notice substantially in the form set forth in Schedule 4 (Form of Drawdown Notice).

“Earnings” means all moneys whatsoever which are now, or later become, payable (actually or contingently) to the Borrower and which arise out of the use of or operation of the Vessels, including (but not limited to):

(a)

all freight, hire and passage moneys payable to the Borrower, including (without limitation) payments of any nature under any pool agreement, charterparty or any other charter or agreement for the employment, use, possession, management and/or operation of a Vessel;

(b)	any claim under any guarantees related to freight and hire payable to the Borrower as a consequence of the operation of a Vessel;

(c)	compensation payable to the Borrower in the event of any requisition of a Vessel or for the use of a Vessel by any government authority or other competent authority;

(d)	remuneration for salvage, towage and other services performed by a Vessel payable to the Borrower;

(e)	demurrage and retention money receivable by the Borrower in relation to a Vessel;

(f)	all moneys which are at any time payable under the Insurances in respect of loss of earnings;

(g)

if and whenever a Vessel is employed on terms whereby any moneys falling within paragraph a) to f) above are pooled or shared with any other person, that proportion of the net receipts of the relevant pooling or sharing arrangement which is attributable to a Vessel; and

(h)	any other money whatsoever due or to become due to the Borrower from third parties in relation to a Vessel, or otherwise.

“Earnings Account” means any of the Borrower’s account no 5413.05.90910 (NOK) or account no 5413.04.44280 (USD), with the Agent (collectively the “Earnings Accounts”).

“Earnings Account Pledge” means that certain Amended and Restated Earnings Account Pledge, originally dated 27 December 2012, made by the Borrower to the Agent (on behalf of the Finance Parties) for the first priority pledge of the Earnings Accounts, as security for the Borrower’s obligations under the Finance Documents.

“Enumerated Defaults” means the commencement of the Chapter 11 Case and the other events described in Schedule 8 hereto.

“Environmental Approval” means any permit, licence, consent, approval and other authorisations and the filing of any notification, report or assessment required under any Environmental Law for the operation of the Vessels.

“Environmental Claim” means any claim, proceeding or investigation by any party in respect of any Environmental Law or Environmental Approval.

“Environmental Law” means any applicable law, regulation, convention or treaty in any jurisdiction in which the Borrower and/or the Parent Guarantor conducts business which relates to the pollution or protection of the environment or to the carriage of material which is capable of polluting the environment.

“Event of Default” means any event or circumstance specified as such in Clause 23 (Events of Default); provided, that none of the Enumerated Defaults shall constitute an Event of Default hereunder.

“Excluded Swap Obligation” means, with respect to the Parent Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Parent Guarantor of, or the grant by such Parent Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the United States of America Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Parent Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guarantee of such Parent Guarantor or the grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes applicable.

“Existing Credit Agreement” means that certain Secured Revolving Credit Facility Agreement, originally dated 27 December 2012, as amended and restated by an amendment and restatement agreement dated 23 October 2014, between the Borrower, the banks and financial institutions party thereto as lenders, DNB Bank ASA, as arranger, and DNB Bank ASA, as agent, as such agreement has been amended, supplemented or otherwise modified from time to time prior to the date hereof.

“Existing Revolving Loans” means the revolving loans made by the Lenders to the Borrower under the Existing Credit Agreement that are outstanding on the date hereof.

“Extension Date” means the date on which the conditions set forth in the proviso to Clause 7 (Repayment of Loans) have been satisfied, which date shall not be prior to 18 August 2017.

“Facility” means the multi-currency secured credit facility, the terms and conditions of which are set out in this Agreement.

“Factoring Agreement” means the factoring agreement collateral to this Agreement in the amount of NOK 720,000,000, dated 18 December 2012, made between the Borrower and the Agent (on behalf of the Finance Parties) in accordance with Section 4-10 of the Norwegian Liens Act, as security for the Borrower’s obligations under the Finance Documents, and a declaration of pledge collateral thereto.

“Final Lending Order” means the final order entered by the Bankruptcy Court in the Chapter 11 Case authorizing and approving, among other things, the DIP Intercompany Facility and certain other transactions contemplated thereby and granting other related relief, substantially in the form of the Interim Lending Order (with only such modifications thereto as are necessary to convert the Interim Lending Order to a final order and other modifications as are reasonably satisfactory in form and substance to the Agent).

“Final Maturity Date” means the earliest of:

(a)	18 August 2017 (provided, that following the satisfaction of the conditions set forth in the proviso to Clause 7 (Repayment of Loans), such date shall be deemed extended to 18 November 2017);

(b)

if the Bankruptcy Court has not entered the Final Lending Order by the forty-fifth (45th) day following the Petition Date, the date that is forty-five (45) days after the Petition Date (or such later date acceptable to the Agent);

(c)	the effective date of the Plan;

(d)

the date of the sale of substantially all assets of GulfMark Americas (unless the proceeds of such sale pay off the Term Loans in full and all Commitments in respect thereof are terminated), the Parent Guarantor, the Borrower or the UK Guarantor;

(e)	the date of the dismissal or conversion of the Chapter 11 Case;

(f)	the date on which the DIP Intercompany Facility shall become due and payable in full, whether by acceleration or otherwise; and

(g)	the date on which all Loans shall become due and payable in full hereunder, whether by acceleration or otherwise.

“Finance Documents” means this Agreement, the Second Amendment and Restatement Agreement, the Security Documents, the Swap Agreements, any other document (whether creating a Security Interest or not) which is executed at any time by any Loan Party or any other Person as security for, or to establish any form of subordination to, the obligations of the Borrower or any other Loan Party under this Agreement and all other agreements, instruments, documents and certificates executed and delivered to, or in favour of, any Finance Party in connection with this Agreement and the transactions contemplated hereby and including all other pledges, powers of attorney, consents, assignments, contracts, notices, letter of credit agreements and all other written agreements whether heretofore, now or hereafter executed by or on behalf of any Loan Party and delivered to any Finance Party in connection with this Agreement or the transactions contemplated hereby. Any reference in this Agreement or any other Finance Document to a Finance Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to this Agreement or such Finance Document as the same may be in effect at any and all times such reference becomes operative.

“Finance Party” means the Agent, the Arranger, the Swap Bank and the Lenders.

“Financial Indebtedness” means any obligation (whether incurred as principal or as surety) for the payment or repayment of borrowed money, whether present or future, actual or contingent.

“Financial Officer” of any Person shall mean the chief financial officer, principal accounting officer, treasurer or controller of such Person.

“Fleet Market Value” means the aggregate Market Value of the Vessels based on the most recent valuations delivered hereunder.

“Group” means the Parent Guarantor and each of its Subsidiaries.

“GulfMark Americas” means GulfMark Americas, Inc., a corporation incorporated under the laws of the State of Delaware, United States of America, with its principal place of business at 842 West Sam Houston Parkway North, Suite 400, Houston, Texas 77024, the United States of America.

“GulfMark Norge” means GulfMark Norge AS, a company organized under the laws of Norway, with Norwegian registration number 979 278 799.

“IFRS” means International Financial Reporting Standards issued and/or adopted by the International Accounting Standards Board.

“Indebtedness” of any Person means, on any date, without duplication,

(a)	all obligations of such Person for borrowed money or with respect to advances of any kind,

(b)	all obligations of such Person evidenced by bonds, debentures, notes or similar instruments,

(c)

all obligations of such Person under conditional sale agreements relating to property acquired by such Person reflected as a liability on a balance sheet of such Person in accordance with GAAP (or, if no such balance sheet of such Person has been prepared as of such date, as would be reflected as a liability on such balance sheet in accordance with GAAP),

(d)

all obligations of such Person in respect of the deferred purchase price of property or services (excluding (i) current accounts payable incurred in the ordinary course of business and (ii) any earn out obligation reflected as a liability on the balance sheet of such Person (or, if no such balance sheet of such Person has been prepared as of such date, as would be reflected as a liability on such balance sheet in accordance with GAAP)),

(e)

all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed,

(f)	all guarantees by such Person of borrowed money of other Persons,

(g)	all capitalised lease obligations of such Person,

(h)	all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty,

(i)	all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances and

(j)	all obligations of such Person under hedging agreements or agreements with any Person having substantially the same economic effect, after giving effect to applicable netting arrangements.

The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. The amount of any obligation under hedging agreements or agreements with any Person having substantially the same economic effect on any date shall be deemed to be the swap termination value thereof as of such date. The amount of Indebtedness of any Person for purposes of clause (e) shall be deemed to be equal to the lesser of (i) the aggregate unpaid amount of such Indebtedness and (ii) the fair market value of the property encumbered thereby.

“Independent Director” means an individual (i) who, except in his or her capacity as an Independent Director, is not an employee, director or officer, or a former employee, director or officer, of any Loan Party or any of its respective Affiliates, (ii) who is not a direct, indirect or beneficial holder of any outstanding stock, membership interests or other equity interests in any Loan Party or any of its respective Affiliates, (iii) who is not an officer, director or employee of a major creditor of any Loan Party or any of its respective Affiliates, and has not been an officer, director or employee of a major creditor of any Loan Party or any of its respective Affiliates within the five years prior to such appointment as an Independent Director, (iv) who is not a spouse, parent, child, grandchild or sibling of any individual encompassed within clause (i), (ii) or (iii) above, (v) who is not a trustee in bankruptcy of any Loan Party or any of its respective Affiliates, (vi) who has not received, and was not a member or employee of a firm or business that received, in any year within the five years immediately preceding such individual’s appointment as an Independent Director, fees or other income from any Loan Party or any of its respective Affiliates in the aggregate in excess of 5% of the gross income, for any applicable year, of such individual, firm or business, (vii) who has reasonable knowledge and experience in marine transportation operations, investment banking, law or accounting, (viii) who satisfies any other criteria or qualifications as the Agent (for and on behalf of the Finance Parties) may reasonably require, such requirement to be notified to the Borrower, and (ix) who has been approved by the Agent, provided that such approval is not unreasonably delayed or withheld. For purposes of the foregoing clause (iii), a “major creditor of any Loan Party or any of its respective Affiliates” means a financial institution or trade creditor to which any Loan Party or such Affiliate owes outstanding indebtedness in a sum sufficiently large as would reasonably be expected to influence the judgment of such financial institution or trade creditor adversely to the interests of any Loan Party when its interests are adverse to any Loan Party or any of its respective Affiliates.

“Initial Funding Date” means the first date on which an Initial Term Loan is made.

“Initial Term Loan Amount” means USD 20,000,000.

“Initial Term Loan Commitment” means, with respect to each Lender, the amount set forth opposite such Lender’s name under the heading “Initial Term Loan Commitment” on Schedule 1 (Lenders and Commitments) or the amount of any such Commitment transferred to it pursuant to Clause 24 (Changes to the Parties), as such amount may be cancelled, reduced, increased or transferred from time to time in accordance with this Agreement.

“Initial Term Loan Commitment Period” means the period commencing on the Closing Date and ending on the Initial Term Loan Commitment Termination Date.

“Initial Term Loan Commitment Termination Date” means the date that is the earlier of (a) the date falling two (2) Business Days prior to the Final Maturity Date and (b) the date on which all Initial Term Loan Commitments are terminated or cancelled pursuant to the terms hereunder.

“Initial Term Loan Lender” means each Lender with an Initial Term Loan Commitment.

“Initial Term Loans” has the meaning set out in Clause 2.2.2 (Initial Term Loans).

“Insurances” means, in relation to the Vessels, all policies and contracts of insurance (which expression includes all entries of the Vessels in a protection and indemnity or war risk association) which are from time to time during the Security Period in place or taken out or entered into by or for the benefit of the Borrower (whether in the sole name of the Borrower or in the joint names of the Borrower and any other person) in respect of any Vessel or otherwise in connection with a Vessel and all benefits thereunder (including claims of whatsoever nature and return of premiums).

“Interest Payment Date” means the last day of each Interest Period.

“Interest Period” means, in relation to a Loan or an Unpaid Sum, each successive one month period commencing on the date of such Loan or the initial due date of such Unpaid Sum, as the case may be. The initial Interest Period in respect of the Existing Revolving Loans shall be deemed to commence on the Initial Funding Date (it being agreed that all unpaid interest in respect of the Existing Revolving Loans that has accrued prior to the Initial Funding Date shall be due and payable by the Borrower on the Initial Funding Date).

“Interim Lending Order” means the interim order entered by the Bankruptcy Court in the Chapter 11 Case, in form and substance reasonably satisfactory to the Agent (as the same may be amended, supplemented or modified from time to time after entry thereof in a manner satisfactory to the Agent in its reasonable discretion), authorizing and approving, among other things, the DIP Intercompany Facility and certain other transactions contemplated thereby and granting other related relief.

“ISM Code” means the International Safety Management Code for the Safe Operation of Ships and for Pollution Prevent.

“ISPS Code” means the International Ship and Port Facility Security (ISPS) Code as adopted by the International Maritime Organization’s (IMO) Diplomatic Conference, and as amended and supplemented from time to time.

“Lenders” means the banks and financial institutions listed in Schedule 1 (Lenders and Commitments) and any New Lender, which in each case has not ceased to be a Party in accordance with the terms of this Agreement.

“Lending Orders” means, collectively, the Interim Lending Order and the Final Lending Order.

“LIBOR” means in relation to a Loan the rate per annum equal to the offered quotation for deposits in USD ascertained by the Agent to be the rate as displayed on the Reuters’ screen, page LIBOR01 (or such other page that may replace that page on that service or a successor service), at or about 11:00 hours (London time) on the applicable Quotation Day. If any such rate is below 1.00%, LIBOR shall be deemed to be 1.00%.

“Loan” means at any time, the principal amount of an outstanding advance made by the Lenders under the Facility (including, without limitation, each Existing Revolving Loan, Initial Term Loan and Delayed Draw Term Loan).

“Loan Parties” means, collectively, the Borrower, the Parent Guarantor, the UK Guarantor, the UK Parent and GulfMark Norge.

“Majority Lenders” means:

(a)

if there are no Loans outstanding, a Lender or Lenders whose Commitments aggregate more than 66.67% of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 66.67% of the Total Commitments immediately prior to the reduction); or

(b)	at any other time, a Lender or Lenders whose participations in the Loans then outstanding aggregate more than 66.67% of the Loans then outstanding.

“Managers” means the Commercial Managers and the Technical Managers.

“Market Value” means the fair market value of a Vessel in NOK or USD (or other currency reasonably acceptable to the Agent), being the average of the valuations of the Vessel obtained from a minimum of two (2) Acceptable Brokers, such valuations to be made annually at the cost and expense of the Borrower, with or without physical inspection of the Vessel (as the Agent may require) on the basis of a sale for prompt delivery for cash at arm’s length on normal commercial terms as between a willing buyer and seller, on an “as is, where is” basis, free of any existing charter or other contract of employment and/or pool arrangement.

“Material Adverse Effect” means a material adverse effect on:

(a)	the financial condition of the Parent Guarantor or its subsidiaries ; or

(b)	the ability of any Loan Party to perform any of its obligations under the Finance Documents.

“Milestones” has the meaning given thereto in the DIP Intercompany Credit Agreement.

“Mortgages” means the first priority cross-collateralized mortgages each in the amount of NOK 780,000,000 and the declarations of pledge or deeds of covenants (as applicable) collateral thereto executed and recorded (or to be executed and recorded) by the Borrower against each Vessel (except the UK Vessels) in its respective registry in favour of the Agent (on behalf of the Finance Parties) as security for the Borrower’s obligations under the Finance Documents, in form and substance satisfactory to the Agent (on behalf of the Finance Parties).

“Net Asset Sale Proceeds” means, with respect to any Asset Sale, an amount equal to: (i) Cash payments actually received by any Loan Party or any of its Subsidiaries from such Asset Sale, minus (ii) any bona fide costs incurred in connection with such Asset Sale, including (a) the amount of any income or gains taxes paid or payable by the seller, in each case, as a result of any gain recognized in connection with such Asset Sale, (b) payment of the outstanding principal amount of, premium or penalty, if any, and interest on any Indebtedness (other than the Loans) that is secured by a Security Interest on the assets in question and that is required to be repaid under the terms thereof as a result of such Asset Sale, and (c) a reasonable reserve for any purchase price adjustments or indemnification payments (fixed or contingent) attributable to the seller’s indemnities and representations and warranties to the purchaser in respect of such Asset Sale undertaken by any Loan Party in connection with such Asset Sale; provided that upon release of any such reserve, the amount released shall be considered Net Asset Sale Proceeds.

“Net Insurance/Condemnation Proceeds” means an amount equal to: (i) any Cash payments or proceeds actually received by any Loan Party or any of its Subsidiaries (a) under any property casualty insurance policies in respect of any covered loss thereunder, or (b) as a result of the taking of any assets of any Loan Party or any of its Subsidiaries by any Person pursuant to the power of eminent domain, condemnation or otherwise, or pursuant to a sale of any such assets to a purchaser with such power under threat of such a taking, minus (ii) (a) any actual costs incurred by the Loan Parties in connection with the adjustment or settlement of any claims of the Loan Parties in respect thereof, and (b) any bona fide costs incurred in connection with any sale of such assets as referred to in clause (i)(b) of this definition, including income taxes paid or payable as a result of any gain recognized in connection therewith.

“New Lender” has the meaning set out in Clause 24 (Changes to the Parties).

“NGAAP” means generally accepted accounting principles in Norway.

“NIBOR” means in relation to a Loan the rate per annum equal to the offered quotation for deposits in NOK ascertained by the Agent to be the rate as displayed on the Reuters’ screen, page NIBR, at or about 11:00 hours (London time) on the applicable Quotation Day. If any such rate is below 1.00%, NIBOR shall be deemed to be 1.00%.

“NOK” means Norwegian kroner, being the lawful currency of Norway.

“Notes RSA” has the meaning set out in clause 7(g) of Schedule 3A (Conditions Precedent to the Closing Date).

“Optional Currency” means NOK.

“Original Financial Statements” means the audited financial statements of the Borrower and the Parent Guarantor (on a consolidated basis) for the year ended 31 December 2016.

“Original Lender” means each “Lender” under (and as such term is defined in) the Existing Credit Agreement immediately prior to the effectiveness of this Agreement.

“Parent Guarantee” means the unconditional and irrevocable on-demand guarantee in the amount of USD 96,000,000, to be issued by the Parent Guarantor in favour of the Agent (on behalf of the Finance Parties) as security for the Borrower’s obligations under the Finance Documents, to be in form and substance satisfactory to the Agent (on behalf of the Finance Parties).

“Parent Guarantor” means GulfMark Offshore, Inc., a corporation incorporated under the laws of the State of Delaware, United States of America, with principal place of business at 842 West Sam Houston Parkway North, Suite 400, Houston, Texas, 77024, the United States of America.

“Party” means a party to this Agreement (including its successors and permitted transferees).

“Person” means a person, firm, corporation, partnership (general or limited), trust, limited liability company, business association or other entity of any kind.

“Petition Date” means 17 May 2017.

“Plan” means a plan of reorganization substantially consistent with the Plan Term Sheet and reasonably acceptable to the Agent (at the direction of the Majority Lenders) or otherwise reasonably acceptable to the Agent (at the direction of the Majority Lenders).

“Plan Term Sheet” means the term sheet attached to the Notes RSA in respect of a plan of reorganization of the Parent Guarantor for the Chapter 11 Case, in form and substance reasonably satisfactory to the Agent.

“Prepetition Finance Documents” means the “Finance Documents” as defined in the Existing Credit Agreement as of the Closing Date.

“Quotation Day” means the day occurring two (2) Business Days prior to the commencement of an Interest Period.

“RBS Defaults” has the meaning set out in Schedule 8 hereto.

“RBS Facility” means the USD 300 million Multicurrency Facility Agreement, dated as of 26 September 2014, among, inter alios, GulfMark Americas, as original borrower, the Parent Guarantor, as original guarantor, the lenders party thereto, The Royal Bank of Scotland plc, as agent, The Royal Bank of Scotland PLC, as security trustee, JPMorgan Chase Bank, N.A. and Wells Fargo Bank, N.A., as letter of credit issuing banks, and JPMorgan Chase Bank, N.A., as swingline lender, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time.

“Rederi Pledge Agreement” means the Share Security Agreement, dated 6 April 2017, between GulfMark Norge and the Agent (on behalf of the Finance Parties).

“Relevant Month-End Date” has the meaning set out in Clause 8.5.3 (Mandatory prepayment – Excess Cash).

"Relevant Person" means each Loan Party, each of their respective Subsidiaries, each other member of the Group and each of their respective directors, officers and employees.

“Restricted Party” means a Person that is:

(a)	listed on any Sanctions List or targeted by Sanctions (whether designated by name or by reason of being included in a class of person);

(b)	located in or incorporated under the laws of any country or territory that is the target of comprehensive, country- or territory-wide Sanctions; or

(c)

directly or indirectly owned or controlled by, or acting on behalf of, at the direction of, or for the benefit of, a Person referred to in paragraph (a) and/or, to the extent relevant under Sanctions, paragraph (b) above.

“Rolling Budget” has the meaning specified in the DIP Intercompany Credit Agreement.

"Sanctions" means any applicable (to any Relevant Person and/or Finance Party as the context provides) laws, regulations or orders concerning any trade, economic or financial sanctions or embargoes.

“Sanctions Authority” means:

(a)	the Norwegian State;

(b)	the European Union:

(c)	the Member States of the European Union;

(d)	the United Nations;

(e)	the United States of America; and

(f)	any authority acting on behalf of any of the foregoing in connection with Sanctions.

“Sanctions List” means (a) the lists of Sanctions designations and/or targets maintained by any Sanctions Authority and/or (b) any other Sanctions designation or target listed and/or adopted by a Sanctions Authority, in each case, from time to time.

“Second Amendment and Restatement Agreement” means that certain Second Amendment and Restatement Agreement, dated as of the Closing Date, among the Borrower, the Parent Guarantor, the UK Guarantor, the UK Parent, GulfMark Norge, DNB Bank ASA, as arranger, each financial institution party thereto as lenders and DNB Bank ASA, as agent.

“Security Documents” means all or any security documents as may be entered into from time to time pursuant to Clause 17 (Security), including, without limitation, the Mortgages, the DIP Intercompany Assignment Agreement, the Rederi Pledge Agreement, the Distribution Account Pledge, the Earnings Account Pledge, the UK Guarantor Pledge and the UK Mortgages.

“Security Interest” means any mortgage, charge (whether fixed or floating), encumbrance, pledge, lien, assignment by way of security, finance lease, sale and repurchase or sale and leaseback arrangement, sale of receivables on a recourse basis or other security interest or any other agreement or arrangement having the effect of conferring security.

“Security Period” means the period commencing on the date of this Agreement and ending the date on which the Agent notifies the other Finance Parties and the Borrower (and Agent undertakes hereby to do so promptly) that:

(a)	all amounts which have become due for payment by the Borrower or any other party under the Finance Documents have been paid in full in cash and all Commitments have been terminated;

(b)	no amount is owing or has accrued (without yet having become due for payment) under any of the Finance Documents;

(c)	the Borrower has no future or contingent liability under any provision of this Agreement or the other Finance Documents; and

(d)

there is no significant risk that any payment or transaction under a Finance Document would be set aside, or would have to be reversed or adjusted, in any present or reasonably expected future proceeding relating to a Finance Document or any asset covered (or previously covered) by a Security Interest created by a Finance Document, including, without limitation, under the Chapter 11 Case.

“Selection Notice” means a notice substantially in the form set forth in Schedule 6 (Form of Selection Notice) given in accordance with Clause 6 (Selection of Currencies).

“Senior Notes” means the 6.375% Senior Notes due 2022 issued under the Senior Notes Indenture.

“Senior Notes Defaults” has the meaning set out in Schedule 8 hereto.

“Senior Notes Indenture” means that certain Indenture, dated as of March 12, 2012, between the Parent Guarantor, as issuer, and U.S. Bank National Association, as trustee, in respect of the 6.375% Senior Notes due 2022.

“Shareholders Equity” means as of any date the consolidated equity of the Parent Guarantor as shown in the Parent Guarantor’s most recent audited consolidated balance sheet of the Parent Guarantor as shown in the Parent Guarantor’s most recent audited balance sheet, prepared in accordance with the Accounting Principles.

“SMC” means a valid safety management certificate issued for each Vessel pursuant to paragraph 13.7 of the ISM Code.

“SMS” means a safety management system for the Vessels developed and implemented in accordance with the ISM Code and including the functional requirements duties and obligations that follow from the ISM Code.

“Subsidiaries” means an entity from time to time of which a Person:

(a)	has direct or indirect control; or

(b)	owns directly or indirectly more than fifty percent (50.00%) of the votes and/or capital.

“Swap Agreements” means any master agreement, confirmation, schedule or other agreement, in form and substance acceptable to the Agent, entered into or to be entered into by the Borrower and the Swap Bank for the purpose of hedging interest rate liabilities or other types of liabilities and/or risks that may apply to the Borrower at the time that such master agreement, confirmation, schedule or other agreement (as the case may be) is entered into.

Swap Bank” means DNB Bank ASA, organisation number 984 851 006, acting through its offices at Dronning Eufemias gate 30, 0191 Oslo, Norway, in its capacity as provider of the Swap Agreements.

“Swap Obligation” means, with respect to the Parent Guarantor, any obligation to pay or perform under any agreement, contract or transaction, including any Swap Agreement or guarantee of any Swap Agreement, that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Tax on Overall Net Income” means a Tax imposed on a Finance Party by the jurisdiction under the laws of which it is incorporated, or in which it is located or treated as resident for tax purposes, on:

(a)	the net income, profits or gains of that Finance Party world wide; or

(b)	such of the net income, profits or gains of that Finance Party as are considered to arise in or relate to or are taxable in that jurisdiction.

“Taxes” means all taxes, levies, imposts, duties, charges, fees, deductions and withholdings (including any related interest and penalties), and any restrictions and or conditions resulting in a charge, other than taxes on the overall net income of a Finance Party or branch thereof, and “tax” and “taxation” shall be construed accordingly.

“Technical Manager” means a technical manager of a Vessel, being the Parent Guarantor or any Subsidiary owned 100% by the Parent Guarantor (as the case may be).

“Term Loans” means, collectively, the Initial Term Loans and the Delayed Draw Term Loans.

“Total Commitments” means, on any date of determination, the aggregate amount of the Lenders’ Existing Revolving Loans then outstanding, Initial Term Loan Commitments and Delayed Draw Term Loan Commitments, in each case, as of the Closing Date being in the amount set forth on Schedule 1 hereto.

“Total Loss” means, in relation to a Vessel:

(a)	the actual, constructive, compromised, agreed, arranged or other total loss of the Vessel;

(b)

any expropriation, confiscation, requisition or acquisition of the Vessel, whether for full consideration, a consideration less than its Market Value, a nominal consideration or without any consideration, which is effected by any government or official authority or by any person or persons claiming to be or to represent a governmental or official authority (excluding a requisition for hire for a fixed period not exceeding one (1) year without any right to extension) unless it is within one (1) month from the Total Loss Date redelivered to the full control of the Borrower; and

(c)	any arrest, capture, seizure or detention of such Vessel (including any hijacking or theft) unless it is within one (1) month from the Total Loss Date redelivered to the full control of the Borrower.

“Total Loss Date” means:

(a)	in the case of an actual total loss of a Vessel, the date on which it occurred or, if that is unknown, the date when the Vessel was last heard of;

(b)

in the case of a constructive, compromised, agreed or arranged total loss of a Vessel, the earlier of: (i) the date on which a notice of abandonment is given to the insurers (provided a claim for total loss is admitted by such insurers) or, if such insurers do not forthwith admit such a claim, at the date at which either a total loss is subsequently admitted by the insurers or a total loss is subsequently adjudged by a competent court of law or arbitration panel to have occurred or, if earlier, the date falling six (6) months after notice of abandonment of the Vessel was given to the insurers; and (ii) the date of compromise, arrangement or agreement made by or on behalf of the Borrower with the Vessel’s insurers in which the insurers agree to treat the Vessel as a total loss; or

(c)	in the case of any other type of total loss, on the date (or the most likely date) on which it appears to the Agent, in its good faith judgment, that the event constituting the total loss occurred.

“Transfer Certificate” means a certificate substantially in the form as set out in Schedule 7 (Form of Transfer Certificate) or any other form agreed between the Agent and the Borrower.

“Transfer Date” means, in respect of a Transfer (as defined in Clause 24 (Change to the Parties), the proposed Transfer Date as set out in the Transfer Certificate relating to the Transfer.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York or, when the context implies, the Uniform Commercial Code as in effect from time to time in any other applicable jurisdiction.

“UK Guarantee” means the unconditional and irrevocable on-demand guarantee in the amount of USD 96,000,000, to be issued by the UK Guarantor in favour of the Agent (on behalf of the Finance Parties) for the Borrower’s obligations under the Finance Documents, to be in form and substance reasonably satisfactory to the Agent.

“UK Guarantor” means GulfMark UK Ltd., a company incorporated in England & Wales with company number 02541716 whose registered office is at c/o Peachey & Co, 95 Aldwych, London WC2B 4JF, United Kingdom.

“UK Guarantor Pledge” means that certain Charge Over Shares, dated the Closing Date, between the UK Parent, the UK Guarantor and the Agent (on behalf of the Finance Parties), as security for the UK Guarantor’s obligations under the UK Guarantee and the Borrower’s obligations under the Finance Documents.

“UK Mortgages” means the first priority and second priority cross-collateralized mortgages and the declarations of pledge or deeds of covenants (as applicable) collateral thereto executed (or to be executed) and recorded by the UK Guarantor against each of the UK Vessels in its respective registry in favour of the Agent (on behalf of the Finance Parties) as security for the Borrower’s obligations under the Finance Documents, in form and substance reasonably satisfactory to the Agent (on behalf of the Finance Parties).

“UK Parent” means GulfMark North Sea Limited, a company incorporated in England & Wales with company number 2625893 whose registered office is at c/o Peachey & Co, 95 Aldwych, London WC2B 4JF, United Kingdom.

“UK Vessel Insurances” means, in relation to the UK Vessels, all policies and contracts of insurance (which expression includes all entries of the Vessels in a protection and indemnity or war risk association) which are from time to time during the Security Period in place or taken out or entered into by or for the benefit of the UK Guarantor (whether in the sole name of the UK Guarantor or in the joint names of the UK Guarantor and any other Person) in respect of any UK Vessel or otherwise in connection with a UK Vessel and all benefits thereunder (including claims of whatsoever nature and return of premiums).

“UK Vessels” means the vessels set out in Schedule 2 under the heading “UK Vessels”.

“Unpaid Sum” means any sum due and payable but unpaid by the Borrower and/or the Parent Guarantor under the Finance Documents.

“US GAAP” has the meaning set out in the definition of “Accounting Principles”.

“USD” means United States Dollars, being the lawful currency of the United States of America.

“VAT” means value added tax and any other tax of similar nature.

“Vessels” means the vessels set out in Schedule 2 hereto, subject to Clause 21.1.12 (Substitute Vessels), including, without limitation, the UK Vessels, each referred to as a “Vessel”.

1.2	Construction

In this Agreement, unless the context otherwise requires:

(a)	Clause and Schedule headings are for ease of reference only;

(b)	words denoting the singular number shall include the plural and vice versa;

(c)	references to Clauses and Schedules are references, respectively, to the Clauses and Schedules of this Agreement;

(d)	references to a provision of law is a reference to that provision as it may be amended or re-enacted, and to any regulations made by the appropriate authority pursuant to such law;

(e)

references to agreements (including the Finance Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not restricted by the Finance Documents;

(f)

references to “include” or “including,” when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not no limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter;

(g)

references to “control” means the power to appoint a majority of the board of directors or to direct the management and policies of an entity, whether through the ownership of voting capital, by contract or otherwise;

(h)	references to “indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of borrowed money, whether present or future, actual or contingent; and

(i)

references to a “person” shall include any individual, firm, partnership, joint venture, company, corporation, trust, fund, body, corporate, unincorporated body of persons, or any state or any agency of a state or association (whether or not having separate legal personality).

2	THE FACILITY

2.1	Facility

Subject to the terms of this Agreement, the Lenders will make available to the Borrower a multi-currency senior secured credit facility in the aggregate amount equal to the Total Commitments. The aggregate maximum principal amount of all Loans, including any requested drawdown, shall not on any requested Drawdown Date and/or on the first day of an Interest Period, exceed the USD equivalent of the Total Commitments then outstanding. If such excess shall exist, the Borrower shall immediately pay to the Agent (on behalf of the Finance Parties) such amounts as will ensure that the aggregate outstanding principal amount of all Loans under this Agreement is equal to or less than the USD equivalent of the Total Commitments then outstanding.

2.2	Loans

Any amount borrowed under this Clause 2.2 (Loans) (including, without limitation, Existing Revolving Loans) and subsequently repaid or prepaid pursuant to Clause 8 (Prepayment and Cancellation) or otherwise may not be reborrowed.

2.2.1	Existing Revolving Loans

The Borrower, the Agent and the Lenders hereby acknowledge and agree that the aggregate outstanding principal amount of the Existing Revolving Loans as of the Closing Date is set forth on Schedule 1 hereto. The Existing Revolving Loans shall constitute Loans for all purposes of this Agreement and the other Finance Documents until repaid or prepaid in accordance with the terms hereof. Each Original Lender’s unutilized Commitments (as defined in the Existing Credit Agreement), to the extent not terminated prior to the date hereof, are hereby terminated as of the date hereof without further action by the Borrower, any Original Lender or any other party hereto.

2.2.2	Initial Term Loans

During the Initial Term Loan Commitment Period and subject to and upon the terms and conditions contained herein (including this Clause 2.2.2, Clause 3 and Schedule 3A), each Initial Term Loan Lender agrees (severally, not jointly or jointly and severally) to make from time to time, at the request of the Borrower pursuant to a Drawdown Notice delivered pursuant to Clause 5 (Drawdown), a loan or loans (each, an “Initial Term Loan” and, collectively, the “Initial Term Loans”) to the Borrower. The USD equivalent of the Initial Term Loans (i) shall not exceed, for any Lender, the Initial Term Loan Commitment of such Lender and (ii) shall not exceed, in the aggregate, the Initial Term Loan Amount. The Initial Term Loans shall rank pari passu in right of payment and of security with the other Loans.

2.2.3	Delayed Draw Term Loans

During the Delayed Draw Term Loan Commitment Period and subject to and upon the terms and conditions herein (including this Clause 2.2.3, Clause 3 and Schedule 3B), each Delayed Draw Term Loan Lender agrees (severally, not jointly or jointly and severally) to make from time to time, at the request of the Borrower pursuant to a Drawdown Notice delivered pursuant to Clause 5 (Drawdown), a loan or loans (each, a “Delayed Draw Term Loan” and, collectively, the “Delayed Draw Term Loans”) to the Borrower. The USD equivalent of the Delayed Draw Term Loans (i) shall not exceed, for any Lender, the Delayed Draw Term Loan Commitment of such Lender and (ii) shall not exceed, in the aggregate, the Delayed Draw Term Loan Amount. The Delayed Draw Term Loans shall rank pari passu in right of payment and of security with the other Loans.

2.3	Finance Parties’ rights and obligations

The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from the Borrower shall be a separate and independent debt. A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.

3	PURPOSE

3.1	Purpose

The purpose of the Facility is to provide the credit facilities described herein. The Borrower acknowledges and agrees that it has used the proceeds of the Existing Revolving Loans prior to the date hereof in accordance with the terms of the Existing Credit Agreement. The Borrower shall utilize the proceeds of the Term Loans only for the purposes set forth in Clause 21.1.16.

3.2	Monitoring

Without prejudice to the obligations of the Borrower under this Clause 3, no Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4	CONDITIONS PRECEDENT

4.1	Conditions Precedent to the Closing Date

The effectiveness of this Agreement, and the obligation of the Lenders to make any Initial Term Loan on the Initial Funding Date pursuant to the Borrower’s delivery of a Drawdown Notice in respect of such Initial Term Loan is subject to receipt by the Agent of originals or certified copies of all of the documents, each properly executed and delivered by each applicable Loan Party to the extent a party thereto and by any other parties thereto, and other evidence listed in Schedule 3A (Conditions Precedent to the Closing Date) in form and substance satisfactory to the Agent, except to the extent that any of those conditions precedent are permitted to be satisfied following the Closing Date as set forth in Schedule 10 (Post-Closing Matters) pursuant to Clause 4.4 (Conditions Subsequent to the Closing Date) and Clause 21.1.24 (Post-Closing Matters), and in each case, the Agent shall notify the Borrower and the Lenders promptly upon being so satisfied.

4.2	Conditions Precedent to the Delayed Draw Term Loans

The Borrower may not deliver a Drawdown Notice in respect of any Delayed Draw Term Loan unless and until the Agent has received originals or certified copies of all of the documents, each properly executed and delivered by each applicable Loan Party to the extent a party thereto and by any other parties thereto, and other evidence listed in Schedule 3B (Conditions Precedent to the Delayed Draw Term Loans) in form and substance satisfactory to the Agent. The Agent shall notify the Borrower and the Lenders promptly upon being so satisfied.

4.3	Conditions Precedent to each Term Loan

The Lenders will only be obliged to comply with Clause 5.4 (Lenders’ participation) if on the date of a Drawdown Notice and on a proposed Drawdown Date, including the Closing Date, the Initial Funding Date and the Extension Date:

(a)	no Default or Event of Default has occurred and is continuing or would result from the proposed Loan; and

(b)

the representations and warranties of the Loan Parties contained in the Finance Documents deemed to be repeated on those dates are true and correct in all material respects (except that any such representation and warranty that is already qualified as to materiality or “Material Adverse Effect” shall be true and correct in all respects) as of such dates.

4.4	Conditions Subsequent to the Closing Date

The Borrower shall fulfil, on or before the date applicable thereto (which date may be extended in writing by the Agent in its sole discretion), each of the conditions subsequent specified in Clause 21.1.24 (Post-Closing Matters) in form and substance reasonably satisfactory to the Agent. The Agent shall notify the Borrower and the Lenders promptly upon being so satisfied.

4.5	Waiver of conditions precedent

The conditions specified in this Clause 4 are solely for the benefit of the Lenders and may be waived on their behalf in whole or in part and with or without conditions by the Agent (upon approval by the Lenders, such approval not to be unreasonably withheld or delayed).

5	DRAWDOWN

5.1	Delivery of the Drawdown Notice

The Borrower may utilise the Facility by delivering to the Agent a duly completed Drawdown Notice (a) in respect of the first Initial Term Loan, no later than 10:00 p.m. (New York time) on the Petition Date in accordance with Clause 4.1 (Conditions Precedent to the Closing Date), and (b) in respect of each other Loan thereafter, no later than 10:00 a.m. (London time) three (3) Business Days prior to the proposed Drawdown Date. All amounts borrowed by the Borrower under the Facility after the Initial Funding Date shall be immediately deposited directly into the Distribution Account.

5.2	Completion of the Drawdown Notice

Each Drawdown Notice is irrevocable and will not be regarded as having been duly completed unless:

(a)

the proposed Drawdown Date is (i) with respect to the Initial Term Loans, a Business Day within the Initial Term Loan Commitment Period, and (ii) with respect to the Delayed Draw Term Loans, a Business Day within the Delayed Draw Term Loan Commitment Period;

(b)	the currency and amount of the Loan comply with Clause 5.3 (Currency and amount); and

(c)	the proposed Interest Period complies with Clause 10 (Interest Periods).

Only one (1) Loan may be requested in each Drawdown Notice. Not more than eight (8) Loans may be outstanding at the same time.

5.3	Currency and amount

(a)	The currency specified in a Drawdown Notice must be USD.

(b)

The amount of a proposed Loan must be an amount which is a minimum of USD 1,000,000, and USD 1,000,000 multiples thereafter (or, if less, (i) in the case of an Initial Term Loan, the aggregate Available Initial Term Loan Commitments of the Lenders and (ii) in the case of a Delayed Draw Term Loan, the aggregate Available Delayed Draw Term Loan Commitments of the Lenders).

(c)

The amount of a proposed Initial Term Loan of any Lender must be an amount which is not more than the Available Initial Term Loan Commitment of such Lender. The amount of a proposed Delayed Draw Term Loan of any Lender must be an amount which is not more than the Available Delayed Draw Term Loan Commitment of such Lender.

5.4	Lenders’ participation

Upon receipt of a Drawdown Notice, the Agent shall notify each Lender of the details of the requested Loan and the amount of each Lender’s participation in such Loan. If the conditions set out in this Agreement have been met, each Lender shall no later than 11:00 hours (London time) on the relevant Drawdown Date make available to the Agent for the account of the Borrower an amount equal to its participation in such Loan to be advanced pursuant to the Drawdown Notice.

6	Selection of currencies

6.1	Selection of Currencies

The Borrower may from time to time elect, in a written Selection Notice to the Agent given not later than 11.00 a.m. (London time) on the Quotation Day for the relevant Interest Period, that a Loan shall be denominated for the next Interest Period (which may include the first Interest Period) in the Base Currency.

6.2	Unavailability of a currency

If (i) a Lender notifies the Agent that the Base Currency requested in a Selection Notice is not readily available to it in the amount required, or (ii) a Lender notifies the Agent that to make an advance in the Base Currency would contravene a law or regulation applicable to it, then the Agent will promptly give notice to the Borrower to that effect. In this event any Lender that gives notice pursuant to this Clause 6.2 will be required to participate in the applicable Loan during the relevant Interest Period in the Optional Currency (in an amount equal to that Lender’s applicable portion of such Loan) and its participation will be treated as a separate Loan denominated in the Optional Currency during that Interest Period.

6.3	Change of currency

A Loan denominated in the Base Currency shall at all times remain denominated in the Base Currency. If a Loan denominated in the Optional Currency during any Interest Period is requested by the Borrower, pursuant to a Selection Notice delivered pursuant to Clause 6.1, to be denominated in the Base Currency during the subsequent Interest Period the following shall apply (subject to Clause 6.2):

(a)	the amount of such Loan in such subsequent Interest Period will be equal to its Base Currency Amount;

(b)	the Borrower shall repay such Loan on the last day of the first Interest Period in the Optional Currency;

(c)	the Lenders shall re-advance such Loan in an amount equal to its Base Currency Amount;

(d)

the Agent shall apply the amount to be re-advanced by the Lenders under Clause 6.3(c) (or so much of that amount as is necessary) in, and towards, the purchase of an amount in the Optional Currency; and

(e)	the Agent shall use the amount it purchases in, and towards, satisfaction of the Borrower’s obligations under Clause 6.3(b).

If the amount purchased by the Agent under Clause 6.3(d) is less than the amount required to be prepaid by the Borrower, the Agent shall promptly notify the Borrower and the Borrower shall, on the last day of the first Interest Period, pay an amount to the Agent (for the account of the Lenders) (in the Optional Currency) equal to the difference.

If any part of the amount to be re-advanced by the Lenders under Clause 6.3(c) is not needed to purchase the amount required to be repaid by the Borrower, the Agent shall promptly notify the Borrower and pay the Borrower on the last day of the first Interest Period that part of that amount (in the Base Currency).

6.4	Agent’s calculations

All calculations made by the Agent under this Clause 6 will take into account any repayment or prepayment of the Loan to be made on the last day of the first Interest Period.

7	REPAYMENT OF LOANS

The Borrower shall repay in full all Loans, together with accrued and unpaid interest on the principal amount to be paid to but excluding the date of payment, and all other amounts outstanding under this Agreement and the other Finance Documents on the Final Maturity Date; provided, that at any time on or prior to 28 July 2017, the Borrower may request in writing to the Agent to extend the date in sub-clause (a) of the definition of “Final Maturity Date” from 18 August 2017 to 18 November 2017, subject to the satisfaction of the following conditions as of the effective date of such extension (which effective date shall be no earlier than 18 August 2017):

(a)	no Default or Event of Default shall have occurred and be continuing;

(b)

each of the representations and warranties of the Loan Parties in the Finance Documents shall be true and correct in all material respects immediately prior to, and after giving effect to, such extension;

(c)	the Plan shall have been filed by the Parent Guarantor with the Bankruptcy Court; and

(d)	the Agent shall be reasonably satisfied that the Parent Guarantor is working in good faith to confirm the Plan.

8	PREPAYMENT AND CANCELLATION

8.1	Mandatory prepayment – Total Loss or sale

If at any time after 31 March 2016, a Vessel is sold or becomes a Total Loss, and the Fleet Market Value after such sale or Total Loss is below 300% of the aggregate outstanding Loans under this Agreement, then the proceeds of such sale or Total Loss shall be applied towards the prepayment of the outstanding Loans (without duplication of the mandatory prepayment set forth in Clause 8.5.5 (Mandatory prepayment – Insurance/Condemnation Proceeds)), to ensure that the Fleet Market Value again is above 300% of the aggregate outstanding Loans:

(a)	in case of a sale, on or before the date on which the sale is completed by delivery of the relevant Vessel to the buyer; or

(b)

in the case of a Total Loss, on the earlier of the date falling ninety (90) days after the Total Loss Date and the receipt by the Agent (on behalf of the Finance Parties) of the proceeds of Insurance relating to such Total Loss (or in the event of a requisition for title of such Vessel or UK Vessel, immediately after the occurrence of such requisition of title).

If the Fleet Market Value is above 300% of the aggregate outstanding Loans under this Agreement following a sale or Total Loss, no prepayment shall be required.

8.2	Mandatory prepayment – withdrawal of Security Interest

If the Security Interest over a Vessel created by the Finance Documents is withdrawn or cancelled, such share of the Facility relating to that Vessel proportionate to its Market Value shall be prepaid in full at the date of withdrawal or cancellation of such Security Interest.

8.3	Mandatory prepayment – illegality

If it becomes unlawful in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in any Loan:

(a)	that Lender shall promptly notify the Agent upon becoming aware of that event;

(b)

the Agent shall promptly notify the Borrower (specifying the obligations the performance of which is thereby rendered unlawful and the law giving rise to the same) upon receipt of notification in accordance with paragraph (a) above;

(c)	upon the Agent notifying the Borrower, that Lenders’ Commitment and participation in such Loan will be immediately cancelled; and

(d)

the Borrower shall prepay that Lender’s participation in the Loans made to the Borrower on the last day of the Interest Period for each Loan occurring after the Agent has notified the Borrower or, if earlier, the date specified by the Lender in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law).

8.4	Mandatory prepayment / reduction – Disagio

In the event any or all of the Facility is drawn in NOK, and the aggregate outstanding amount under this Agreement due to exchange rate disagio is more than 5% above the Total Commitments when applying the Agent’s Spot Rate of Exchange, the Borrower shall prepay such amount in such way that the aggregate outstanding amount under this Agreement when converted to USD is at or below the Total Commitments after such prepayment/reduction.

8.5	Mandatory prepayment – Others

8.5.1	Mandatory prepayment – Market Value

If, at any time following the date of this Agreement, the Fleet Market Value is lower than three hundred percent (300%) of the aggregate of outstanding unpaid Loans under this Agreement, the Borrower shall within 10 days thereafter either (i) provide such additional security as the Agent may in its sole discretion accept, or (ii) prepay such amount of the Loans as may be necessary to ensure that the Fleet Market Value equals no less than three hundred percent (300%) of the aggregate outstanding unpaid Loans under this Agreement.

8.5.2	Mandatory prepayment – Market Value to Total Commitments

If, at any time following the date of this Agreement, the Fleet Market Value is lower than two hundred percent (200%) of the Total Commitments, and the Borrower has not within 10 days thereafter either provided such additional security as the Agent may in its sole discretion accept, the Total Commitments shall be immediately reduced by the amount necessary to ensure that the Fleet Market Value equals not less than two hundred percent (200%) of the Total Commitments.

8.5.3	Mandatory prepayment – Excess Cash

The Group on a consolidated basis shall not, as of the last day of any calendar month (each, a “Relevant Month-End Date”), have Cash in excess of USD $35,000,000 (or its currency equivalent), provided that (i) this condition shall only apply to the extent that there are Loans outstanding under this Agreement at the Relevant Month-End Date, (ii) this condition shall not apply to, restrict or limit the amount of Cash held by the Group on a consolidated basis on any day that is not a Relevant Month-End Date and (iii) there will be no Default or Event of Default on the Relevant Month-End Date if the aggregate of all Cash held by the Group on a consolidated basis is in excess of USD $35,000,000 (or its currency equivalent) so long as the Borrower prepays (or causes the prepayment of) the outstanding Loans in accordance with the provisions below.

Any Cash of the Group on a consolidated basis in excess of USD $35,000,000 (or its currency equivalent) as of each Relevant Month-End Date shall be used to prepay and reduce, on the last day of the then current Interest Period, the outstanding principal amount of the Loans.

For the purpose of this Clause 8.5.3, Cash shall be measured on the last day of each calendar month, and prepayment (if applicable) of the outstanding Loans shall be made on the next upcoming Interest Payment Date.

8.5.4	Mandatory prepayment – Asset Sales

No later than the fifth (5th) Business Day following the date of receipt by any Loan Party of any Net Asset Sale Proceeds in excess of USD 2,000,000 (or its currency equivalent) in the aggregate since the Petition Date, the Borrower shall prepay the principal amount of the Loans in an aggregate amount equal to such excess Net Asset Sale Proceeds.

8.5.5	Mandatory prepayment – Insurance/Condemnation Proceeds

No later than the fifth (5th) Business Day following the date of receipt by any Loan Party or any of its Subsidiaries, or the Agent as loss payee, of any Net Insurance/Condemnation Proceeds in respect of Collateral in excess of USD 1,000,000 in the aggregate since the Petition Date, the Borrower shall prepay the principal amount of the Loans (without duplication of the mandatory prepayment set forth in Clause 8.1 (Mandatory prepayment – Total Loss or sale)) in an aggregate amount equal to such excess Net Insurance/Condemnation Proceeds.

8.5.6	Mandatory prepayment – Issuance of Indebtedness

No later than the first (1st) Business Day following the date of receipt by any Loan Party or any of its Subsidiaries of any Cash proceeds from the incurrence of any Financial Indebtedness of any such Person (excluding the Loans and any Indebtedness expressly permitted to be incurred hereunder, but including the Cash proceeds arising from any sale and leaseback transaction), the Borrower shall prepay the principal amount of the Loans (and after the Loans have been repaid in full, any remaining Commitments shall be permanently reduced in accordance with this Agreement to the extent of such remaining proceeds) in an aggregate amount equal to 100% of such proceeds, net of underwriting discounts and commissions and other costs and expenses associated therewith, in each case, paid to non-Affiliates, including legal fees and expenses incurred in connection with the incurrence of such Indebtedness.

8.5.7	Mandatory prepayment – DIP Intercompany Facility Prepayment

Without duplication of any other event or receipt of proceeds that would otherwise give rise to the requirement to prepay Loans under this Agreement, no later than the first (1st) Business Day following the date of receipt by the Borrower of Cash proceeds in connection with any repayment or prepayment of the outstanding principal amount under the DIP Intercompany Credit Agreement, the Borrower shall prepay the principal amount of the Term Loans in an aggregate amount equal to 100% of the amount of such proceeds.

8.5.8	Mandatory prepayment – Tax Refunds

No later than the fifth (5th) Business Day following the date of receipt by the Parent Guarantor or any of its Subsidiaries of any income tax refunds in excess of USD 500,000 in the aggregate in any fiscal year, the Borrower shall prepay the principal amount of the Loans in an aggregate amount equal to the amount of such tax refunds in excess of USD 500,000.

8.6	Voluntary prepayment

The Borrower may, if it gives the Agent not less than five (5) Business Days prior notice, prepay the whole or any part of a Loan (but if in part, being a minimum amount of USD 1,000,000, and USD 500,000 multiples thereafter, or the corresponding amount in NOK) without the payment of any premium or penalty (other than Break Costs incurred, if any).

8.7	Voluntary cancellation

The Borrower may, if it gives the Agent not less than five (5) Business Days prior notice, cancel in whole or in part the amount of the Initial Term Loan Commitments or the Delayed Draw Term Loan Commitments undrawn at the date on which such cancellation is to be effective (but if in part, being a minimum amount of USD 1,000,000, and USD 500,000 multiples thereafter).

8.8	Terms and conditions for prepayments and cancellation

8.8.1	Irrevocable notice

Any notice of prepayment or cancellation by the Borrower under this Clause 8 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date upon which the prepayment or cancellation is to be made.

8.8.2	Additional payments

Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid together with any Break Costs.

8.8.3	Time of prepayment and cancellation

The Borrower shall not repay or prepay all or any part of any Loan or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

8.8.4	Commitment reduction; no reinstatement

Immediately upon the repayment or prepayment of the principal amount of any Initial Term Loan (whether pursuant to this Clause 8 or otherwise) to any Lender, the Initial Term Loan Commitment of such Lender shall be reduced by the amount of such repayment or prepayment. Immediately upon the repayment or prepayment of the principal amount of any Delayed Draw Term Loan (whether pursuant to this Clause 8 or otherwise) to any Lender, the Delayed Draw Term Loan Commitment of such Lender shall be reduced by the amount of such repayment or prepayment. No amount of any Commitments cancelled or reduced under this Agreement may subsequently be reinstated.

8.8.5	No re-borrowing

Any amount prepaid pursuant to this Clause 8 may not be re-borrowed.

8.8.6	Forwarding of notice of prepayment and cancellation

If the Agent receives a notice under this Clause 8 it shall promptly forward a copy of that notice to the Borrower or the affected Lender, as appropriate.

8.8.7	Application

Except as otherwise expressly provided herein, any amount prepaid or cancelled shall be applied to such Loans or unused Commitments (as applicable) as directed in writing by the Borrower to the Agent and shall be applied ratably to such applicable outstanding Loans or Commitments (as applicable) of the Lenders.

9	INTEREST

9.1	Calculation of interest

The rate of interest for each Loan for each Interest Period is the percentage rate per annum which is the aggregate of:

(a)	the Applicable Margin; and

(b)	NIBOR or, if the Loan is denominated in USD, LIBOR.

Interest shall accrue from day-to-day and shall be calculated in accordance with Clause 29.

It is not possible to calculate the effective annual interest rate for the Loans in advance. The effective annual interest rate will change over the term of the Facility, subject to changes in the underlying variable parameters, of which the most important is the reference interest rate, the outstanding Loans and the Interest Periods of outstanding Loans, and (as the case may be) the Borrower’s actual utilisation of the Facility. Thus the below calculation of effective annual interest rate pursuant to the Norwegian Financial Agreement Act 1999 serves as an example only.

Assumptions: Full utilization of the Total Commitments in NOK and one-month NIBOR was 1.0% per annum as of 1 May 2017. Provided unaltered NIBOR and Applicable Margin of 8.00% for the duration of the aggregate Loan, the effective annual interest rate, inclusive of fees, will be 14.62% per annum.

9.2	Payment of interest

The Borrower shall pay accrued and unpaid interest on each Loan in arrears in cash on each Interest Payment Date. In addition, all payments in respect of the principal amount of any Loan shall be accompanied by payment of accrued and unpaid interest on the principal amount being repaid or prepaid to but excluding the date of payment, payable on the date of such repayment or prepayment.

9.3	Default interest

In the event, for any reason, of delayed payment of any of the Borrower’s payment obligations under this Agreement, the Borrower shall pay, forthwith on demand from the Agent, interest on any such overdue amount at the applicable rate of interest for such amount (e.g. one (1) month NIBOR or LIBOR, as the case may be) plus the Applicable Margin plus two hundred (200) basis points per annum, calculated from the due date to the actual date of payment.

For the avoidance of doubt, any amount payable by the Borrower under this Agreement shall be deemed overdue if an Event of Default has occurred and is continuing under this Agreement, and notice thereof has been sent to the Borrower.

Interest on delayed payments shall be calculated in accordance with Clause 29 and shall be paid together with the overdue amount.

9.4	Notification of rates of interest

The Agent shall promptly notify the Lenders and the Borrower of the determination of a rate of interest under this Agreement.

10	INTEREST PERIODS

10.1	Interest Periods

(a)	If an Interest Period for a Loan would otherwise overrun the Final Maturity Date, such Interest Period shall be shortened so that it ends on the Final Maturity Date.

(b)	Each Interest Period for a Loan shall start on the relevant Drawdown Date.

10.2	Non-Business Day

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

10.3	Notification of Interest Periods

The Agent will notify the Borrower and the Lenders of the Interest Periods determined in accordance with this Clause 10.

11	changes to the calculation of interest

11.1	Market disruption

(a)

If a Market Disruption Event occurs in relation to a Loan for any Interest Period, then the rate of interest on each Lender’s share of that Loan for the Interest Period shall be the percentage rate per annum which is the sum of:

(i)	the Applicable Margin; and

(ii)

the rate notified to the Agent by that Lender as soon as practicable and in any event by close of business on the date falling ten (10) Business Days after the Quotation Day (or, if earlier, on the date falling twenty (20) Business Days prior to the date on which interest is due to be paid in respect of that Interest Period), to be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in that Loan from whatever source it may reasonably select.

(b)	In this Agreement, “Market Disruption Event” means:

(i)	at or about noon on the Quotation Day for the relevant Interest Period LIBOR or NIBOR (as the case may be) is not available; or

(ii)

before close of business in London on the Quotation Day for the relevant Interest Period, the Agent receives notifications from a Lender or Lenders (whose participations in a Loan exceed fifty percent (50.00%) of that Loan) that the cost to it or them of funding its participation in that Loan from whatever source it may reasonably select would be in excess of LIBOR or NIBOR (as the case may be).

11.2	Alternative basis of interest or funding

(a)

If a Market Disruption Event occurs and the Agent or the Borrower so requires, the Agent and the Borrower shall enter into negotiations (for a period of not more than thirty (30) days) with a view to agreeing on a substitute basis for determining the rate of interest.

(b)	Any alternative basis agreed pursuant to paragraph a) above shall, with the prior consent of all the Lenders and the Borrower, be binding on all Parties.

11.3	Break Costs

The Borrower shall, within three (3) Business Days of demand by a Finance Party, pay to that Finance Party its Break Cost attributable to all or any part of a Loan or Unpaid Sum being paid by the Borrower on a day other than an agreed day for such Loan or Unpaid Sum.

Each Lender shall, as soon as reasonably practicable after a demand by the Agent, provide a certificate confirming the amount of its Break Cost.

12	FEES

12.1	Commitment fee

The Borrower shall, from the Closing Date until the expiry of the Delayed Draw Term Loan Commitment Period (provided, that if the Extension Date shall not occur on or prior to 18 August 2017, such period shall expire at the end of the Initial Term Loan Commitment Period), pay to the Agent (for distribution to the Lenders) a commitment fee (the “Commitment Fee”) corresponding to 5.00% per annum on any undrawn and un-cancelled amounts (at any time) of the sum of the Initial Term Loan Commitments and the Delayed Draw Term Loan Commitments. The accrued Commitment Fee is payable monthly in arrears on the first Business Day of each calendar month (commencing with the first such day following the issuance of the Interim Lending Order) and at the Final Maturity Date. The accrued Commitment Fee shall also be payable on the cancelled amount of any Initial Term Loan Commitment or Delayed Draw Term Loan Commitment at the date such cancellation comes into effect.

12.2	Agency Fee

The Borrower shall pay to the Agent an agency fee in the amount of NOK 300,000 per annum, provided however, that the first payment shall be in the amount of NOK 200,000 payable on 31 October 2014, and on each anniversary thereafter prior to the Final Maturity Date, in the amount of NOK 300,000.

12.3	Other Fees

In addition to the foregoing fees, the Borrower agrees to pay to the Agent such other fees in the amounts and at the times separately agreed upon in writing, including, without limitation, the fees set forth in the Second Amendment and Restatement Agreement and in the commitment letter, dated 15 May 2017, among DNB Bank ASA, the Borrower and the Parent Guarantor.

13	tax gross-up and indemnities

13.1	Taxes

13.1.1	No withholding

All payments by the Borrower under the Finance Documents shall be made free and clear of and without deduction or withholding for or on account of any Tax or any other governmental or public payment imposed by the laws of any jurisdiction from which or through which such payment is made, unless a Tax deduction or withholding is required by law.

13.1.2	Tax gross-up

The Borrower shall promptly upon becoming aware that it must make a Tax deduction or withholding (or that there is any change in the rate or the basis of a Tax deduction or withholding) notify the Agent accordingly. Similarly, a Lender shall notify the Agent on becoming so aware in respect of a payment payable to that Lender. If the Agent receives such notification from a Lender it shall notify the Borrower and that Lender.

If a Tax deduction or withholding is required by law to be made by the Borrower:

(a)

the amount of the payment due from the Borrower shall be increased to an amount which (after making any Tax deduction or withholding, including any Tax deduction or withholding on such increased amount) leaves an amount equal to the payment which would have been due if no Tax deduction or withholding had been required; and

(b)	the Borrower shall make that Tax deduction or withholding within the time allowed and in the minimum amount required by law.

Within thirty (30) days of making either a Tax deduction or withholding or any payment required in connection with that Tax deduction or withholding, the Borrower shall deliver to the Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax deduction or withholding has been made or (as applicable) any appropriate payment paid to the relevant taxing authority. If the Borrower makes any deduction or withholding from any payment under or pursuant to any of the Finance Documents, and a Lender subsequently receives a refund or allowance from any tax authority which that Lender at its sole discretion identifies as being referable to that deduction or withholding, that Lender shall, as soon as reasonably practicable, pay to the Borrower an amount equal to the amount of the refund or allowance received, if and to the extent that it may do so without prejudicing its right to retain the refund or allowance, and without putting itself in any worse financial position than that in which it would have been had the deduction or withholding not been required to have been made. Nothing in this Clause 13 shall be interpreted as imposing any obligation on any Lender to apply for any refund or allowance nor as restricting in any way the manner in which any Lender organises its tax affairs, nor as imposing on any Lender any obligation to disclose to the Borrower any information regarding its tax affairs or tax computations. All costs and expenses incurred by any Lender in obtaining or seeking to obtain a refund or allowance from any tax authority pursuant to this Clause 13 shall be for the Borrower’s account.

13.2	Tax indemnity

The Borrower shall (within three (3) Business Days of demand by the Agent) pay to the Agent for the account of the relevant Finance Party an amount equal to the loss, liability or cost which a Finance Party determines and documents will be or has been (directly or indirectly) suffered for or on account of any Tax by such Finance Party in respect of a Finance Document, save for any Tax on Overall Net Income assessed on a Finance Party or to the extent such loss, liability or cost is compensated under Clause 13.1.2 (Tax gross-up).

13.3	VAT

All amounts set out, or expressed to be payable under a Finance Document by any Party to a Finance Document shall be deemed to be exclusive of any VAT. If VAT is chargeable, the Borrower shall pay to the Agent for the account of such Finance Party (in addition to the amount required pursuant to the Finance Documents) an amount equal to such VAT.

14	Increased costs

14.1	Increased Costs

The Borrower shall, upon demand from the Agent, pay for the account of a Finance Party the amount of any Increased Cost incurred by that Finance Party or any of its affiliates as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation (including any laws and regulations implementing new or modified capital adequacy requirements) or (ii) compliance with any law or regulation made after the date of this Agreement.

In this Agreement, the term “Increased Costs” means:

(a)	a reduction in the rate of return from the Facility or on a Finance Party’s (or its affiliate’s) overall capital;

(b)	an additional or increased cost; or

(c)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its affiliates to the extent that it is attributable to that Finance Party having entered into its Commitments or funding or performing its obligations under any Finance Document.

A Finance Party intending to make a claim pursuant to this Clause 14.1 shall notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Borrower. Each Finance Party shall as soon as practicable after a demand by the Agent, provide a confirmation showing the amount of its Increased Costs.

14.2	Exceptions

Clause 14.1 (Increased Costs) does not apply to the extent any Increased Costs is:

(a)	attributable to a Tax deduction or withholding required by law to be made by the Borrower;

(b)	compensated for by Clause 13.1.2 (Tax gross-up) or Clause 13.2 (Tax Indemnity); or

(c)	attributable to the wilful breach by the relevant Finance Party or its affiliates of any law or regulation.

15	other indemnities

15.1	Currency indemnity

If any sum due from the Borrower under the Finance Documents (a “Sum”), or any order, judgement or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

(a)	making or filing a claim or proof against the Borrower;

(b)	obtaining or enforcing an order, judgement or award in relation to any litigation or arbitration proceedings,

the Borrower shall, as an independent obligation, within three (3) Business Days of demand, indemnify each Finance Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

The Borrower waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

15.2	Other indemnities

The Borrower shall within three (3) Business Days of demand, indemnify each Finance Party against any costs, loss or liability incurred by that Finance Party as a result of:

(a)	the occurrence of any Event of Default;

(b)

a failure by the Borrower to pay any amount due under the Finance Documents on its due date, including without limitation, any cost, loss or liability arising as a result of Clause 26 (Sharing among the Finance Parties);

(c)

funding, or making arrangements to fund, its participation in a Loan requested by the Borrower in a Drawdown Notice if such drawdown is not effected by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Lender alone);

(d)	a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment given by the Borrower;

(e)

any claim, action, civil penalty or fine against, any settlement, and any other kind of loss or liability, and all reasonable costs and expenses (including reasonable counsel fees and disbursements) incurred by any Finance Party as a result of any conduct of or by the Borrower or the Parent Guarantor or any of its partners, directors, officers, employees, agents or advisors that violates any Sanctions; or

(f)	any cost, loss or liability incurred by each Finance Party in any jurisdiction arising or asserted under or in connection with any law relating to any Environmental Laws or Sanctions.

15.3	Indemnity to the Agent

The Borrower shall promptly indemnify the Agent against any cost, loss or liability incurred by the Agent (acting reasonably) as a result of:

(a)	investigating any event which it reasonably believes is a possible Event of Default; or

(b)	acting or verifying any notice, request or instruction which it reasonably believes to be genuine, correct or appropriately authorised.

16	costs and EXPENSES

16.1	Transaction expenses

The Borrower shall, within ten (10) days of written demand therefor, pay to the Agent and the Arranger the amount of all reasonable and documented out-of-pocket costs and expenses (including external legal fees/costs (including the legal fees/costs of Hughes Hubbard & Reed LLP, Bayard, P.A., Advokatfirmaet Thommessen AS and Ince & Co LLP), external consultant fees/costs (including the fees/costs of Guggenheim Partners LLC), and collateral fees, and also including all reasonable and documented out-of-pocket expenses such as travel, telephone, fax, postage, printing and courier deliveries) reasonably incurred by any of them in connection with the negotiation, preparation, perfection, execution, registration, distribution of information under and syndication of:

(a)	this Agreement and any other documents referred to in this Agreement; and

(b)	any other Finance Documents executed after the date of this Agreement.

16.2	Amendment and enforcement costs, etc.

The Borrower shall, within three (3) Business Days of demand, reimburse the Agent or another Finance Party for the amount of all reasonable costs and expenses (including legal fees and consultant fees) reasonably incurred by it in connection with:

(a)	the granting of any release, waiver or consent under the Finance Documents;

(b)	any amendment or variation of any of the Finance Documents;

(c)	the preservation, protection, enforcement or maintenance of, or attempt to preserve or enforce, any of the rights of the Finance Parties under the Finance Documents; and

(d)	the Chapter 11 Case.

16.3	Survival of termination

The Borrower’s obligation to pay any fees and expenses under any of the Finance Document shall survive the termination date of this Agreement, and shall be payable whether or not any drawing is made, or any Loan is ever advanced.

17	SECURITY

17.1	Security – Loans

The Borrower’s obligations and liabilities under this Agreement, including (without limitation) the Borrower’s obligation to repay the Loans together with all unpaid interest, default interest, commissions, charges, expenses and any other derived liability whatsoever of the Borrower towards the Lenders and the Agent in connection with this Agreement, shall at any time until all amounts due to the Lenders and the Agent hereunder have been paid and/or repaid in full, be secured and/or guaranteed, as applicable, by:

(a)	the Parent Guarantee;

(b)	the Mortgages;

(c)	the Assignments of Insurances;

(d)	the Factoring Agreement;

(e)	the Earnings Account Pledge;

(f)	the UK Mortgages;

(g)	the Rederi Pledge Agreement;

(h)	the Distribution Account Pledge;

(i)	the UK Guarantee;

(j)	the UK Guarantor Pledge; and

(k)	the DIP Intercompany Assignment Agreement.

The Borrower undertakes to (i) ensure that the above Security Documents (A) have been executed as of the date of this Agreement or prior thereto or are being duly executed by the parties thereto in favour of the Agent (on behalf of the Finance Parties) on or about the date of this Agreement (or such later date accepted by the Agent (on behalf of the Finance Parties)) and (B) are legally valid and in full force and effect, and (ii) execute or cause the execution of such further documentation as the Agent may reasonable require in order for the relevant Finance Parties to maintain the security position envisaged hereunder and under the other Finance Documents.

17.2	Security - Swap Agreement

The Borrower’s obligations and liabilities under the Swap Agreement, together with all unpaid interest, default interest, commissions, charges, expenses and any other derived liability whatsoever of the Borrower towards the Swap Bank in connection with the Swap Agreement, but not including and specifically excluding any Excluded Swap Obligation, shall at any time until all amounts due to the Swap Bank under the Swap Agreement have been paid and/or repaid in full, be secured by the Security Documents set out in Clause 17.1 (Security - Loans) above, provided that the Swap Bank’s rights under such Security Documents shall rank after the other Finance Parties’ rights under the Security Documents. In the event that the Mortgages are discharged, the Borrower shall be entitled to continue any swap agreement/swap transaction if it offers the Agent satisfactory alternative security for same.

18	REPRESENTATIONS AND WARRANTIES

18.1	Representations and warranties by the Borrower

The Borrower represents and warrants to each Finance Party as follows:

18.1.1	Status

The Borrower is a private limited liability company, duly incorporated and validly existing under the laws of Norway and has the power to own its assets and carry on its business as it is currently being conducted. The Borrower and each intermediate company between the Borrower and the Parent Guarantor is wholly owned, directly or indirectly, by the Parent Guarantor. The legal structure chart attached as exhibit B to the Declaration of Brian J. Fox in Support of the Debtor’s Chapter 11 Petition and Related Requests for Relief [D.I. 8] filed in the Chapter 11 Case on the Petition Date is true, complete and accurate in all material respects as of the date hereof.

The Parent Guarantor is duly incorporated and validly existing under the laws of the State of Delaware and has the power to own its assets and carry on its business as it is currently being conducted.

18.1.2	Binding obligations

Each Finance Document to which any Loan Party is a party constitutes the legal, valid, binding and enforceable obligation of such Loan Party, and save as provided herein or therein and/or as have been or shall be completed prior to the relevant Drawdown Date, no registration, filing, payment of Taxes or fees or other formalities are necessary or desired to render the Finance Documents enforceable against such Loan Party, and in respect of the Vessels, for the Mortgages and the UK Mortgages to constitute valid and enforceable first priority (or, to the extent set forth therein, second priority) mortgages over the Vessels.

18.1.3	No conflict with other obligations

The entry into and performance by each Loan Party of, and the transactions contemplated by, the Finance Documents do not and will not conflict with:

(a)	any law or regulation or any order or decree of any governmental agency or court by which it is bound;

(b)	any constitutional documents of such Loan Party; or

(c)

any material agreement or document to which any Loan Party is a party or by which any Loan Party or any of its assets is bound (after giving effect to any required consent or waiver that has been obtained and is in full force and effect).

18.1.4	Power and authority

Each Loan Party has the power to enter into, perform and deliver, and have taken all necessary actions to authorise its entry into, performance and delivery of, the Finance Documents to which it is a party and the transactions contemplated by those Finance Documents.

18.1.5	Authorisations and consents

All authorisations, approvals, consents and other matters, official or otherwise, required by each Loan Party in connection with the entering into, performance, validity and enforceability of the Finance Documents and the transactions contemplated hereby and thereby have been obtained or effected and are in full force and effect.

18.1.6	Taxes

Each Loan Party has complied with all taxation laws in all jurisdictions where it is subject to taxation and has paid all Taxes and other amounts due to governments and other public bodies, except (i) where the failure to pay such Taxes would not have a Material Adverse Effect on the Parent Guarantor and its Subsidiaries taken as a whole, or (ii) for such Taxes as are being contested in good faith by appropriate proceedings diligently conducted, (iii) for which such Loan Party has established adequate reserves in accordance with US GAAP or (iv) for such Taxes not required to be paid pursuant to an order of the Bankruptcy Court. No claims are being asserted against any Loan Party with respect to any Taxes or other payments due to public or governmental bodies on or with respect to the Vessels. As of the date hereof, no Loan Party is required to make any withholdings or deductions for or on account of Tax from any payment of interest or principal that any of them may make under any of the Finance Documents.

18.1.7	No Default

No Event of Default is continuing or would result from the making of any Loan. No other event or circumstance has occurred and is outstanding which constitutes a default or (with the expiry of a grace period, giving of notice or the making of any determination or any combination of the foregoing) would constitute a default under any other agreement or instrument (other than the RBS Facility and the Senior Notes Indenture) which is binding on any Loan Party or to which any Loan Party’s assets are subject which might reasonably be expected to have a Material Adverse Effect.

18.1.8	No misleading information

Any factual information, documents, exhibits or reports relating to any Loan Party and which have been furnished to the Finance Parties by or on behalf of any Loan Party are complete and correct in all material respects and do not contain any misstatement of fact or omit to state a fact making such information, exhibits or reports misleading in any material respect.

18.1.9	Original Accounts

(a)

Complete and correct. The Original Financial Statements fairly and accurately represent the assets, liabilities and the financial condition of the Borrower and the Parent Guarantor (on a consolidated basis), and have been prepared in accordance with the Accounting Principles consistently applied.

(b)

No undisclosed liabilities. As of the date of the Original Financial Statements, none of the Borrower or the Parent Guarantor had any material liabilities, direct or indirect, actual or contingent, and there is no material, unrealised or anticipated losses from any unfavourable commitments not disclosed by or reserved against in the Original Financial Statements or in the notes thereto.

(c)

No material change. Since the date of the Original Financial Statements, except as disclosed in the Parent Guarantor’s filings with the U.S. Securities and Exchange Commission made after such date and prior to the date hereof, there has been no material adverse change in the business, operations, assets or condition (financial or otherwise) of the Borrower and/or the Parent Guarantor.

18.1.10	Pari passu ranking

Each Loan Party’s payment obligations under the Finance Documents rank at least pari passu with the claims of all their other unsecured and unsubordinated creditors, except for obligations preferred by mandatory law applying to companies generally.

18.1.11	No proceedings pending or threatened

Other than in connection with the Chapter 11 Case, no litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency, which if adversely determined, might reasonably be expected to have a Material Adverse Effect, have been started or (to the best of the Borrower’s knowledge and belief) threatened in writing against any Loan Party.

18.1.12	No immunity

The execution and delivery by each Loan Party of each Finance Document to which it is a party constitute, and each Loan Party’s exercise of its respective rights and performance of its respective obligations under each Finance Document will constitute, private and commercial acts performed for private and commercial purposes, and no Loan Party will (except for bankruptcy or similar proceedings) be entitled to claim for itself or any or all of its assets immunity from suit, execution, attachment or other legal process in any other proceedings taken in Norway and/or the United States of America (as the case may be) in relation to any Finance Document.

18.1.13	No winding-up

Other than in connection with the Chapter 11 Case, no Loan Party has taken any corporate action nor have any other steps been taken or legal proceedings been started or threatened in writing against any of them for their reorganisation, winding-up, dissolution or administration or for the appointment of a receiver, administrator, administrative receiver, trustee or similar officer of any of them or any or any of their assets.

18.1.14	Environmental compliance

Each Loan Party has performed and observed in all material respects all Environmental Laws, Environmental Approvals and all other material covenants, conditions, restrictions or agreements directly or indirectly concerned with any contamination, pollution or waste or the release or discharge of any toxic or hazardous substance in connection with the Vessels.

18.1.15	Environmental Claims

No Environmental Claim has been commenced or (to the best of the Borrower’s knowledge and belief) is threatened against any Loan Party where that claim would be reasonably likely, if adversely determined, to have a Material Adverse Effect.

18.1.16	ISM Code and ISPS Code Compliance

All requirements of the ISM Code and the ISPS Code as they relate to the Loan Parties, the Managers and the Vessels have been complied with in all material respects.

18.1.17	The Vessels

The Vessels will on the first Drawdown Date be:

(a)

in the absolute ownership of a Loan Party free and clear of all encumbrances (other than current crew wages, the Mortgages and the UK Mortgages) and a Loan Party will be the sole, legal and beneficial owners of the Vessels;

(b)	other than the UK Vessels, registered in the name of the relevant Loan Party with the Norwegian International Ship Registry under the laws and flag of Norway;

(c)	with respect to the UK Vessels, registered in the name of the relevant Loan Party with the British Register of Shipping;

(d)	operationally seaworthy in every way and fit for service; and

(e)	classed with DnV (or such other classification society as acceptable to the Agent), free of all overdue requirements and recommendations.

18.1.18	No money laundering

The Borrower is acting for its own account in relation to the Facility and in relation to the performance and the discharge of its obligations and liabilities under the Finance Documents and the transactions and other arrangements effected or contemplated by the Finance Documents to which any Loan Party is a party, and the foregoing will not involve or lead to contravention of any law, official requirement or other regulatory measure or procedure implemented to combat money laundering (as defined in Article 1 of the Directive (91/308/EEC) and Directive 2001/97 of the European Parliament and of 4 December 2001 amending Council Directive 91/308 and Directive 2005/60/EC), and each Loan Party will comply with all applicable laws and regulations relating to corruption and bribery.

18.1.19	Sanctions

No Relevant Person is:

(a)	a Restricted Party;

(b)	in breach of Sanctions; or

(c)

to its knowledge, subject to or involved in any complaint, claim, proceeding, formal notice, investigation or other action by any regulatory or enforcement authority or third party concerning any Sanctions.

18.2	Repetition

The representations and warranties set out in this Clause 18 are deemed to be made by the Borrower on the date of this Agreement and shall be deemed to be repeated with reference to the facts and circumstances then existing:

(a)	on the date of a Drawdown Notice;

(b)	on each Drawdown Date;

(c)	on the first day of each Interest Period; and

(d)

in each Compliance Certificate forwarded to the Agent pursuant to Clause 19.1.2 (Compliance certificate) (or, if no such Compliance Certificate is forwarded, on each day such certificate should have been forwarded to the Agent at the latest).

19	information UNDERTAKINGs

19.1	General

The Borrower gives the undertakings set out in this Clause 19 to each Finance Party and such undertakings shall remain in force throughout the Security Period.

19.1.1	Financial statements

The Borrower shall supply to the Agent in sufficient copies for all of the Lenders:

(a)

as soon as the same become available, but in any event within one hundred twenty (120) days after the end of each financial year of the Parent Guarantor, the Parent Guarantor’s audited and consolidated financial statements for that financial year;

(b)

as soon as the same become available, but in any event within forty-five (45) days after the end of each financial 2nd quarter of the Parent Guarantor, the Parent Guarantor’s consolidated financial statements for that half-year; and

(c)

as soon as the same become available, but in any event within forty-five (45) days after the end of each financial 2nd quarter of the Parent Guarantor, the Parent Guarantor’s consolidated quarterly financial statements for that quarter.

(d)

The foregoing financial statements shall be prepared in accordance with the Accounting Principles and shall be deemed to have been delivered by the Borrower on the date on which the Borrower or the Parent Guarantor posts such documents or provides a link thereto on the Parent Guarantors’ web site or electronically files the same with the U.S. Securities and Exchange Commission.

19.1.2	Compliance Certificate

The Borrower shall supply to the Agent, with each set of quarterly and semi-annual financial statements delivered pursuant to Clause 19.1.1(b) and (c) (Financial statements), a Compliance Certificate signed by a Financial Officer of the Borrower, the Parent Guarantor and the UK Guarantor setting out in reasonable detail the Fleet Market Value, including valuations and a breakdown of each Vessel’s Market Value evidencing compliance with Clauses 8.5.1, 8.5.2 and 22.1.12.

19.1.3	Requirements as to financial statements

The Borrower shall cause each set of financial statements delivered pursuant to Clause 19.1.1 (Financial statements) to be prepared using the Accounting Principles, accounting practices and financial reference periods consistent with those applied in the preparation of the Original Financial Statements for the Borrower and the Parent Guarantor unless, in relation to any set of financial statements, it notifies the Agent that there has been a change in the Accounting Principles, the accounting practices or reference periods and the Parent Guarantor delivers to the Agent promptly upon request:

(a)

a description of any change necessary for those financial statements to reflect the Accounting Principles, accounting practices and reference periods upon which the Borrower’s or the Parent Guarantor’s (as the case may be) Original Financial Statements were prepared; and

(b)

sufficient information, in form and substance as may be reasonably required by the Agent, to enable the Lenders to determine whether Clause 20 (Financial covenants) has been complied with and make an accurate comparison between the financial position indicated in those financial statements and the Borrower’s or the Parent Guarantor’s (as the case may be) Original Financial Statements.

Any reference in this Agreement to those financial statements shall be construed as a reference to those financial statements as adjusted to reflect the basis upon which the Original Financial Statements were prepared.

19.1.4	Information – miscellaneous

The Borrower shall notify the Agent and/or supply to the Agent (in sufficient copies for all the Lenders, if the Agent so requests):

(a)

promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against any Loan Party, and which would reasonably be expected, if adversely determined, to have a Material Adverse Effect;

(b)

promptly upon becoming aware of them, the details of any inquiry, claim, action, suit, proceeding or investigation pursuant to Sanctions against it, any of its direct or indirect owners, other members of the Group (if any), any of their joint ventures or any of their respective directors, officers, employees, agents or representatives, as well as information on what steps are being taken with regards to answer or oppose such;

(c)

promptly upon becoming aware that it, any of its direct or indirect owners, Subsidiaries, any of their joint ventures or any of their respective directors, officers, employees, agents or representatives has become or is likely to become a Restricted Party;

(d)

promptly, such further information regarding the business, operations, assets and conditions (financial or otherwise) of any Loan Party as any Finance Party (through the Agent) may reasonably request without breach of confidentiality, including all documents dispatched by the Borrower and the Parent Guarantor to its shareholders or its creditors generally; and

(e)	promptly, furnish upon receipt thereof copies of all notices, requests and other documents received by the Borrower under or pursuant to the DIP Intercompany Credit Agreement.

19.1.5	Notification of default

The Borrower shall notify the Agent of (a) any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence which would be reasonably likely to have a Material Adverse Effect and (b) any Enumerated Default (and the steps, if any, being taken to remedy it) following the Closing Date promptly upon becoming aware of its occurrence.

19.1.6	Notification of Environmental Claims

The Borrower shall inform the Agent in writing as soon as reasonably practicable upon becoming aware of the same:

(a)	if any Environmental Claim has been commenced or (to the best of the Borrower’s knowledge and belief) is threatened against the Borrower, the Parent Guarantor, the UK Guarantor or a Vessel; and

(b)

of any fact and circumstances which will or are reasonably likely to result in any Environmental Claim being commenced or threatened against the Borrower, the Parent Guarantor, the UK Guarantor or any of the Vessels,

where the claim would be reasonably likely, if determined against the Borrower, the Parent Guarantor, the UK Guarantor or any of the Vessels, to have a Material Adverse Effect.

19.1.7	Publications

The Agent shall have the right, at its own expense, to publish information about its participation in and the agency and arrangement of the Facility and for such purpose use the Borrower’s and/or the Parent Guarantor’s logo and trademark in connection with such publications, provided the Agent receives the Borrower’s and/or the Parent Guarantor’s prior written consent concerning use of the logo and trademark.

20	Financial covenants

20.1	Minimum Liquidity

(a)

The Group on a consolidated basis shall at all times, to be measured on the last day of each calendar month, have Minimum Liquidity (as defined in the DIP Intercompany Credit Agreement) of at least USD 10,000,000.

(b)	The Borrower shall at all times, to be measured on the last day of each calendar month, have unrestricted Cash of at least USD 1,000,000 in the Distribution Account.

21	general undertakings

21.1	General

The Borrower gives the undertakings set out in this Clause 21 to each Finance Party and such undertakings shall remain in force throughout the Security Period.

21.1.1	Authorisations etc.

The Borrower shall promptly:

(a)	obtain, comply and do all that is necessary to maintain in full force and effect; and

(b)	supply certified copies to the Agent (if so requested) of,

any authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration required under any law or regulation of its jurisdiction of incorporation to enable it or any other Loan Party to perform their respective obligations under the Finance Documents and to ensure the legality, validity, enforceability or admissibility in evidence in their respective jurisdictions of incorporation of any Finance Document.

21.1.2	Compliance with laws

Except as otherwise excused by the Bankruptcy Court in the Chapter 11 Case, the Borrower shall comply and shall cause each Loan Party to comply in all respects with all laws to which any of them may be subject, if failure so to comply would materially impair their ability to perform their respective obligations under the Finance Documents.

21.1.3	Pari passu ranking

(a)

The Borrower shall ensure and cause each Loan Party to ensure that their obligations under the Finance Documents do and will rank at least pari passu with all their other present and future unsecured and unsubordinated obligations, except for those obligations which are preferred by mandatory law applying to companies generally in the jurisdictions of their incorporation, in any jurisdiction in which they are doing business, or in the jurisdiction in the ports of calls.

(b)

Except for the Carve-Out and as otherwise expressly provided in the Lending Orders, the Borrower shall not, and shall cause each Loan Party and its respective Subsidiaries not to, directly or indirectly, incur, create, assume, suffer to exist or permit any superpriority claim, administrative expense claim or Security Interest on any Collateral that is pari passu with or senior to the claims or Security Interests granted under the Finance Documents, or apply to the Bankruptcy Court for authority to do so, in each case, unless, in connection therewith, (i) the Loans and all other obligations of the Borrower hereunder and under the other Finance Documents are paid in full and all Commitments are terminated and (ii) the DIP Intercompany Facility is paid in full and all commitments to fund thereunder are terminated; provided that, for the avoidance of doubt, this Clause 21.3.3(b) (Pari passu ranking) shall not restrict any such Security Interest on any asset of the Parent Guarantor securing Indebtedness of the Parent Guarantor permitted by Clause 21.1.21 (Limitation on Indebtedness) and the DIP Intercompany Finance Documents.

21.1.4	Title

The Borrower will hold legal title to and own the entire beneficial interest in the Vessels (other than the UK Vessels, in which the UK Guarantor will hold legal title and own the entire beneficial interest), the Insurances, the Distribution Account, the Earnings Accounts and the Earnings, free of all Security Interests and other interests and rights of every kind, except for those created by the Finance Documents and as set out in Clause 21.1.5 (Negative pledge).

21.1.5	Negative pledge

The Borrower shall not create or permit to subsist, and shall cause each other Loan Party not to create or permit to subsist, any Security Interest over the Vessels, the Insurances, the Distribution Account, the Earnings Accounts, the Earnings or any other Collateral, other than:

(a)	Security Interests under the Security Documents;

(b)	Security Interests arising in the ordinary course of business by operation of law and securing obligations not more than 30 days overdue; and

(c)	Security Interests consented to in writing by the Agent (acting upon instructions from the Majority Lenders).

21.1.6	Change of business

The Parent Guarantor shall not make any material change to the general nature of the business of any Loan Party and its Subsidiaries taken as a whole from that carried on by such Loan Party and its Subsidiaries taken as a whole at the date of this Agreement, any business substantially related or incidental thereto, or any reasonable extensions or expansions thereof.

21.1.7	No mergers etc.

The Borrower shall not, and shall cause each Loan Party not to, enter into any merger, amalgamation, consolidation with or into any other Person or be the subject of reconstruction (in each case except where a Loan Party is the surviving entity) or any de-merger, split-up, divestiture or similar actions, without the prior written consent of the Agent.

21.1.8	Environmental compliance

The Borrower shall (and shall cause each Loan Party to) comply in all respects with all Environmental Laws subject to the terms and conditions of any Environmental Approval and obtain and maintain any Environmental Approval except for those the absence, failure to obtain or maintain any of which would not be reasonably likely to have a Material Adverse Effect.

21.1.9	Commercial management

The Borrower shall cause the Commercial Managers to remain the commercial manager of the Vessels and to continue to be the commercial manager of the Vessels and there shall be no change to such commercial management without the prior written consent of the Agent, except to the extent compliance with local law applicable to the waters where a Vessel is employed may otherwise require.

21.1.10	Ownership

The Borrower shall remain 100% owned, directly or indirectly, by the Parent Guarantor. There shall be no change of ownership of the Borrower without the prior written consent of the Agent (on behalf of the Finance Parties).

The Lenders accept that GulfMark Norge shall remain the sole shareholder of the Borrower. GulfMark Norge shall remain wholly owned, directly or indirectly, by the Parent Guarantor.

The Lenders accept that the UK Parent shall remain the sole shareholder of the UK Guarantor. The UK Guarantor shall remain wholly owned, directly or indirectly, by the Parent Guarantor.

21.1.11	[Reserved]

21.1.12	Substitute Vessels

It is agreed and acknowledged that the Borrower may request amendments to the list of Vessels set out at Schedule 2, by substituting one or more of the Vessels set out therein (the “Original Vessel”) with a new vessel (the “New Vessel”) for any purpose, including without limitation for purposes of compliance with Clause 22.1.12 hereof.

Any such request shall be considered by the Agent (on behalf of the Finance Parties) acting reasonably, and subject to the Agent (on behalf of the Finance Parties) being satisfied that the New Vessel:

(a)	is an offshore PSV or AHTS vessel of the applicable Loan Party’s usual standard and quality;

(b)	is registered in an acceptable registry and classed with an acceptable classification society;

(c)	is not built before 2009 nor more than 2 years older than the Original Vessel for which it substitutes; and

(d)	has a Market Value that is not less than 90% of the Market Value of the Original Vessel for which it substitutes.

Further, the Borrower shall (or shall cause the applicable Loan Party to), as owner of the New Vessel, grant security over the New Vessel (including mortgage and assignment of insurances) equivalent to the other Security Documents, and the Agent (on behalf of the Finance Parties) shall be entitled to satisfaction of such conditions precedent (including corporate authorizations, legal opinions and vessel documentation) as it may reasonably require.

Upon satisfaction of the foregoing in this Clause 21.1.12, the Agent (on behalf of the Finance Parties) shall consent to such substitution and the definition of the “Vessels” shall be amended accordingly.

21.1.13	Earnings Accounts

The Borrower shall cause all Earnings to be credited to the Earnings Accounts. All Earnings Accounts are to be held with the Agent.

21.1.14	Swap Bank – First right of offer

The Borrower shall first offer to the Swap Bank the opportunity to provide, on competitive terms, interest rate hedging or other derivatives products, in relation to the Vessels or the Facility, before the Borrower shall offer or purchase such products from a third party.

21.1.15	Sanctions

(a)	No Loan Party shall (and the Borrower shall ensure that no other Relevant Person shall) take any action, make any omission or use (directly or indirectly) any proceeds of the Loans, in a manner that:

(i)     is a breach of Sanctions; and/or

(ii)     causes (or will cause) a breach of Sanctions by any Finance Party.

(b)

No Loan Party shall (and the Borrower shall ensure that no other Relevant Person shall) take any action or make any omission that results, or is reasonably likely to result, in it or any Finance Party becoming a Restricted Party.

21.1.16	Use of proceeds

The proceeds of the Term Loans shall be deposited in the Distribution Account and may be used by the Borrower only for the following purposes, in each case, in accordance with the Rolling Budget and any Permitted Variances (as defined in the DIP Intercompany Credit Agreement) to the Rolling Budget: (i) to pay expenses, including Taxes, allowed professional fees, costs and expenses for advisors, consultants, counsel and other professionals retained by the Parent Guarantor in respect of the Chapter 11 Case and to pay fees and expenses related to the DIP Intercompany Facility, in each case, by funding the DIP Intercompany Facility in accordance with the terms and conditions of the DIP Intercompany Finance Documents; (ii) to fund working capital and general corporate purposes of the Borrower and the UK Guarantor; and (iii) to pay transaction costs incurred in respect of the Term Loans, including the fees, costs and expenses of the Lenders.

No proceeds of any utilisation of the Loan shall be made available, directly or indirectly, (A) to or for the benefit of a Restricted Party nor shall they otherwise be applied in a manner that would result in a violation of Sanctions by any Person or (B) to purchase or carry margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System of the United States) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

21.1.17	Transactions with affiliates

Any transactions or agreements between the Borrower and the Parent Guarantor, and between the Borrower and any Subsidiary of the Borrower and/or the Parent Guarantor is to be entered into on commercial terms and not less favourable than would have prevailed in arm’s length transaction(s) with a third party. All such transactions shall comply with all applicable provisions of corporate law and other laws applicable to such transactions.

21.1.18	Earnings Accounts and Distribution Account

The Borrower shall not, without the prior written consent of the Agent (acting at the direction of the Majority Lenders), withdraw funds from any Earnings Account or the Distribution Account after the occurrence and during the continuance of any Default or Event of Default.

21.1.19	Independent Directors

There shall be an acting Independent Director at each of the Borrower and the UK Guarantor selected by such Loan Party and reasonably acceptable to the Agent (on behalf of the Finance Parties) at all times on and after the Closing Date until the Loans have been repaid in full in cash and all Commitments have been terminated, and upon the resignation, termination, removal, incapacity or death of such Independent Director, such Loan Party shall promptly hold a special meeting to elect a successor Independent Director reasonably acceptable to the Agent (on behalf of the Finance Parties). Notwithstanding any other provision in the Finance Documents or the DIP Intercompany Finance Documents, and notwithstanding any provision of law that otherwise so empowers the Borrower or the UK Guarantor, on and after the Closing Date and until the Loans have been repaid in full in cash and all Commitments have been terminated, such Loan Party shall not perform or permit any of the following acts without the express prior written consent of the Independent Director (with respect to only the Borrower, to the maximum extent such consent requirement is permitted by Norwegian law):

(a)	consolidate or merge with or into any other Person or convey or transfer its properties and assets substantially as an entirety to any Person;

(b)

amend, alter, change, supplement or repeal any provision in its governance documents relating to the Independent Director or any other bankruptcy remoteness provision or convene a shareholder meeting for such purpose;

(c)	dissolve or liquidate in whole or in substantial part;

(d)

replace or remove the Independent Director (other than to elect a successor Independent Director reasonably acceptable to the Agent (on behalf of the Finance Parties) upon the resignation, termination, removal, incapacity or death of the Independent Director) or convene a shareholder meeting for such purpose; or

(e)

file a voluntary or involuntary petition for relief under any chapter of the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, institute proceedings for such Loan Party to be adjudicated bankrupt or insolvent, or consent to the institution of bankruptcy or insolvency proceedings against such Loan Party, or file a petition or consent to a petition seeking reorganization, liquidation or relief under any applicable law relating to bankruptcy or insolvency, or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of such Loan Party, or a substantial part of the property of such Loan Party, or make any assignment for the benefit of creditors for itself, or, except as required by law, admit in writing its inability to pay its debts generally as they become due, or take any corporate action in furtherance of any such action; provided, that with respect to only the Borrower, in the event the Borrower is then insolvent, its Independent Director may consent in writing in favour of such act set forth in this Clause 21.1.19(e).

21.1.20	Sale and Leasebacks

No Loan Party or Subsidiary thereof shall, nor shall it seek Bankruptcy Court approval to, engage in any sale and leaseback, synthetic lease or similar transaction involving any of its assets.

21.1.21	Limitation on Indebtedness

Until the DIP Intercompany Facility and the Term Loans are repaid in full in cash and all commitments in respect thereof are terminated, no Loan Party shall, nor shall it seek Bankruptcy Court approval to, nor fail to defend against any action in the Chapter 11 Case to, directly or indirectly, create, incur, assume or guaranty, or otherwise become or remain directly or indirectly liable with respect to, any Financial Indebtedness, including capital leases and purchase money debt, except Financial Indebtedness pursuant to the Finance Documents and the DIP Intercompany Finance Documents or Financial Indebtedness existing as of the Closing Date under the agreements listed in Schedule 9 (Certain Financial Indebtedness) hereto; provided that the Parent Guarantor may seek Bankruptcy Court approval to request authority to incur Financial Indebtedness the proceeds of which will be used to repay the Term Loans in full in cash and terminate all Commitments in respect thereof on the date such Indebtedness is incurred.

21.1.22	Lending Orders

Until the DIP Intercompany Facility and the Term Loans are repaid in full in cash and all commitments in respect thereof are terminated:

(a)

notwithstanding anything in the Finance Documents to the contrary, each Loan Party shall comply in all material respects with all covenants, terms and conditions and otherwise perform in all material respects all obligations set forth in the Lending Orders; and

(b)

the Borrower shall not, and shall cause each other Loan Party not to, directly or indirectly, (i) seek, support, consent to or suffer to exist any modification, stay, vacation or amendment of any Order or any other order of the Bankruptcy Court issued in the Chapter 11 Case except for (A) any such modification, stay, vacation or amendment that is stayed or reversed within five (5) Business Days, (B) modifications and amendments that do not adversely affect the interests of the Lenders and (C) any modifications and amendments agreed to in writing by the Agent (at the direction of the Majority Lenders, in their sole discretion), (ii) apply to the Bankruptcy Court for authority to take any action prohibited by this Agreement (including this Clause 21), any other Finance Document or the DIP Intercompany Finance Documents (except to the extent such application and the taking of such action is conditioned upon receiving the written consent of the Agent (at the direction of the Majority Lenders, in their sole discretion)) or (iii) seek authorization for, or permit the existence of, any claims other than that of the Borrower, as lender under the DIP Intercompany Facility, and the Finance Parties entitled to superpriority status under Section 364(c)(1) of the Bankruptcy Code that is senior or pari passu with such Person’s claim under Section 364(c)(1) of the Bankruptcy Code, except for the Carve-Out.

21.1.23	Other Bankruptcy Related Matters

Until the DIP Intercompany Facility and the Term Loans are repaid in full in cash and all commitments in respect thereof are terminated, the Loan Parties shall not consent to any of the following (or file any motion seeking authorization for):

(a)

any order that authorizes the payment of any Indebtedness (other than Indebtedness reflected in the approved Rolling Budget and any other Indebtedness approved in writing by the Agent (at the direction of the Majority Lenders)) incurred prior to the Petition Date or the grant of “adequate protection” (whether payment in cash or transfer of property) with respect to any such Indebtedness which is secured by a Security Interest (other than adequate protection expressly provided for in the Rolling Budget);

(b)

any superpriority claim or any Security Interest on any property or assets of the Loan Parties that is pari passu with or senior to the Security Interest securing the DIP Intercompany Facility, other than the Carve-Out or if, in connection therewith, the DIP Intercompany Facility and the Term Loans are repaid in full in cash and all commitments in respect thereof are terminated; or

(c)

any order seeking authority to take any action that is prohibited by the terms of this Agreement, the other Finance Documents or the Lending Orders or refrain from taking any action that is required to be taken by the terms of this Agreement or any of the other Finance Documents.

21.1.24	Post-Closing Matters

The Borrower shall, and shall cause each of the Loan Parties to, satisfy the requirements set forth on Schedule 10 (Post-Closing Matters) on or before the date specified for such requirement or such later date to be determined by the Agent in its sole discretion.

21.1.25	Know Your Customer Documentation

Borrower shall promptly upon the request of the Agent or any Finance Party supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Finance Party or potential assigns or transferees) in order for the Agent or such Finance Party to carry out and be satisfied it has complied in all material respects with all necessary “know your customer” or other similar checks under all applicable laws and regulations applicable to it in accordance with its obligations under the Finance Documents.

22	vessel covenants

22.1	General

The Borrower gives the undertakings set out in this Clause 22 to each Finance Party and such undertakings shall remain in force throughout the Security Period.

22.1.1	Insurance

(a)

The Borrower shall maintain or ensure that the Vessels are insured against such risks, including but not limited to, Hull and Machinery, Protection & Indemnity (including maximum cover for pollution liability), Hull Interest, Freight Interest and War Risk (including acts of terrorism and piracy) insurances, in such amounts, on such terms and with such insurers, brokers and clubs as the Agent shall approve.

(b)	The aggregate agreed insurable value of all Vessels shall be at least equal to one hundred and twenty percent (120.00%) of the Total Commitments.

(c)

The value of the Hull and Machinery insurance for each Vessel shall cover at least eighty percent (80.00%) of the aggregate insurance value of that Vessel, while the remaining cover may be taken out as Hull Interest and/or Freight Interest Insurance.

(d)

The Borrower shall cause the insurance contracts to set forth that the Agent (on behalf of the Finance Parties) is noted as first priority mortgagee thereon, and shall obtain the confirmation from the underwriters to the Agent that the notice of assignment with regards to the Insurances and the loss payable clauses are noted in the insurance contracts and that standard letters of undertaking are executed by the insurers.

(e)

Not later than ten (10) days prior to the expiry date of the relevant Insurances the Borrower shall deliver to the Agent a certificate from the insurance broker(s) through whom the Insurances referred to in paragraph (a) have been renewed and taken out in respect of the Vessels with insurance values as required by paragraph (b), that such Insurances are in full force and effect and that the Agent (on behalf of the Finance Parties) has been noted by the relevant insurers.

(f)

If any of the Insurances referred to in paragraph (a) form part of a fleet cover, the Borrower shall cause the insurers to undertake to the Agent that they shall not cancel this Insurance for reason of non-payment of premiums for other vessels under such fleet cover or of premiums for such other insurances, unless the Agent is provided with a written notice 14 days prior to such cancellation.

(g)

The Borrower shall employ the Vessels in conformity with the terms of the instruments of Insurances (including any warranties expressed or implied therein) and comply with such requirements as to extra premium or otherwise as the insurers may prescribe.

(h)

The Agent shall, for the account of the Borrower, take out a Mortgagee’s Interest Insurance (MII) and may, for the account of the Borrower, take out Mortgagee’s Additional Perils Insurance (MAPI) (covering one hundred and twenty percent (120.00%) of the Total Commitments.

(i)	The Agent may, for the account of the Borrower, obtain an insurance report from an independent insurance consultant limited to once a year.

(j)	The Borrower will not make any change to the Insurances described under paragraph (a) above without the prior written consent of the Agent (on behalf of the Lenders).

22.1.2	Classification and repairs

The Borrower shall keep the Vessels in a good, safe and efficient condition consistent with first class ownership and management practice and in particular:

(a)	so as to maintain its class at the highest level with DnV or another classification society approved by the Agent, free of overdue recommendations and qualifications; and

(b)

so as to comply with the laws and regulations (statutory or otherwise) applicable to vessels registered under the relevant flag state of the Vessels or to vessels trading to any jurisdiction to which the Vessels may trade from time to time.

22.1.3	Appointment of Managers etc.

The Borrower shall not without the prior written consent of the Agent:

(a)	appoint a Technical Manager for a Vessel that is not acceptable to the Agent; or

(b)	change the classification society of any Vessel.

22.1.4	Notification of certain events

The Borrower shall immediately notify the Agent of:

(a)	any accident to a Vessel involving repairs where the costs will or is likely to exceed NOK 20,000,000 (or the equivalent in any other currency);

(b)

any requirement or recommendation made by any insurer or classification society or by any competent authority which is not, or cannot be, complied with immediately or within the relevant time limit, if any;

(c)	any exercise or purported exercise of any lien on any Vessel, the Earnings or the Insurances;

(d)	any occurrence as a result of which a Vessel has become or is, by the passing of time or otherwise, likely to become a Total Loss; and

(e)	any claim for a material breach of the ISM Code or the ISPS Code being made against any Loan Party or otherwise in connection with a Vessel.

22.1.5	Operation of the Vessels

(a)

The Borrower shall comply in all material respects with the ISM Code and the ISPS Code, all Environmental Laws and all other laws or regulations relating to the Vessels, their ownership, operation and management or to the business of any Loan Party and shall not employ any Vessel nor allow its employment in any manner contrary in any material respect to law or regulation in any relevant jurisdiction, including, but not limited to, the ISM Code and, in the event of hostilities in any part of the world (whether war is declared or not), in any zone which is declared a war zone by any government or by the war risk insurers of the Vessel, unless any Loan Party (at its expense) effected any special, additional or modified insurance cover which shall be necessary or customary for first class shipowners trading vessels within the territorial waters of such country at such time and has provided evidence of such cover to the Agent.

(b)

Without limitation to the generality of this Clause 22.1.5, the Borrower shall comply in all material respects with, as applicable, all requirements of the International Convention for the Safety of Life at Sea (SOLAS) 1974 as adopted, amended or replaced from time to time including, but not limited to, the STCW 95, the ISM Code or the ISPS Code.

22.1.6	ISM Code compliance

The Borrower will:

(a)	cause the Vessels to remain subject to a SMS for the duration of the Facility;

(b)	maintain a valid and current SMC for the Vessels for the duration of the Security Period;

(c)	maintain, or cause the Technical Managers of the Vessels to maintain, a valid and current DOC for the duration of the Security Period;

(d)	immediately notify the Agent in writing of any actual or threatened withdrawal, suspension, cancellation or modification of the SMC of any Vessel or of the DOC of any of the Technical Managers; and

(e)

immediately notify the Agent in writing of any “accident” or “major non-conformity”, each as those terms is defined in the Guidelines in the application of the IMO International Safety Management Code issued by the International Chamber of Shipping and International Shipping Federation.

22.1.7	Inspections and class records

(a)

The Borrower shall permit, and shall cause any charterers to permit, one person appointed by the Agent and/or each of the Lenders (for the account of such Lender(s)) to inspect the Vessels once a year for the account of the Borrower upon the Agent giving prior written notice.

(b)

The Borrower shall instruct the classification society to send to the Agent, following a written request from the Agent, copies of all class records held by the classification society in relation to the Vessels.

22.1.8	Surveys

The Borrower shall submit to or cause the Vessels to be submitted to such periodic or other surveys as may be required for classification purposes and to ensure full compliance with regulations of the relevant flag state of the Vessels and to supply or cause to be supplied to the Agent copies of all survey reports and confirmations of class issued in respect thereof whenever such is required by the Agent, however limited to once a year.

22.1.9	Arrest

The Borrower shall, or shall cause one or more other Loan Parties to, promptly pay and discharge:

(a)	all liabilities which give or may give rise to maritime or possessory liens on or claims enforceable against any Vessel, the Earnings or the Insurances;

(b)

all tolls, taxes, dues, fines, penalties and other amounts charged in respect of the Vessels, the Earnings or the Insurances, except for such as are being contested in good faith by appropriate proceedings diligently conducted; and

(c)	all other outgoings whatsoever in respect of the Vessels, the Earnings and the Insurances,

and forthwith upon receiving a notice of arrest of a Vessel, or their detention in exercise or purported exercise of any lien or claim, the Borrower shall, or shall cause one or more other Loan Parties to, obtain their release by providing bail or providing the provision of security or otherwise as the circumstances may require.

22.1.10	Total Loss

In the event that a Vessel shall suffer a Total Loss, the Borrower shall, within a period of ninety (90) days after the Total Loss Date (or such later date reasonably acceptable to the Agent), obtain and present to the Agent, a written confirmation from the relevant insurers that the claim relating to the Total Loss has been accepted in full, and the Insurance proceeds shall be applied in prepayment of the relevant Loan in accordance with Clause 8.1 (Mandatory prepayment – Total Loss or sale).

22.1.11	Flag, name and registry

The Vessels shall at all times be registered in registries acceptable to the Agent (on behalf of the Finance Parties). The Borrower shall not, without the prior written consent of the Agent (on behalf of the Finance Parties), change the flag, name, class, class certification or registry of any of the Vessels.

22.1.12	Vessel Market Value

The Fleet Market Value, including a breakdown of each Vessel’s Market Value shall be determined and reported annually to the Agent (on behalf of the Finance Parties) and additional valuations in connection with sale or substitution of Vessels shall be obtained by Borrower as necessary to assure that all determinations of compliance herewith that use Fleet Market Value shall be determined using valuations completed not more than six months prior to the date of determination of such compliance. In connection with a drawdown under this Agreement, the valuations collected to establish the Fleet Market Value shall not be older than 6 months. Valuations shall be for the cost of the Borrower.

22.1.13	Management

The roles of Technical Manager and Commercial Manager of the Vessels shall at all times be performed by the Parent Guarantor or Subsidiaries of the Parent Guarantor.

22.1.14	Lay Up of Vessels Permitted

Neither this Clause 22, nor any other provision hereof (including, without limitation, any requirement as to vessel maintenance or ongoing vessel classification), nor any provision in any Finance Document to the contrary, shall prevent or prohibit the Parent Guarantor, the Borrower or any Subsidiary of any of the foregoing from, or constitute or give rise to a Default or an Event of Default solely as a result of, stacking or laying up a Vessel, provided that such Vessel is stacked or laid up and thereafter maintained in accordance with good industry practice while stacked or laid up.

23	EVENTS OF DEFAULT

23.1	General

Each of the events or circumstances set out in this Clause 23 is an Event of Default.

23.1.1	Non-payment

The Borrower does not pay on the due date any amount payable pursuant to a Finance Document at the place and in the currency in which it is expressed to be payable unless:

(a)	its failure to pay is caused by administrative or technical error affecting the transfer of funds despite timely payment instructions by the Borrower; and

(b)	payment is made within three (3) Business Days of its due date.

23.1.2	Financial covenants

Any requirement in Clause 20 (Financial covenants) is not satisfied and this is continuing for more than ten (10) days.

23.1.3	Other obligations

(a)	Any Loan Party does not comply with any provision of the Finance Documents applicable to it (other than those referred to in Clause 23.1.1 (Non-payment) and 23.1.2 (Financial covenants)).

(b)

No Event of Default under paragraph (a) above in relation to Clause 22.1.9 (Arrest) will occur if the failure to comply is capable of remedy and is remedied within ten (10) Business Days of the Agent giving notice to the Borrower or the Borrower becoming aware of the failure to comply.

23.1.4	Misrepresentations

Any representation or statement made or deemed to be made by any Loan Party in the Finance Documents or any other document delivered by or on behalf of any Loan Party under or in connection with any of the Finance Documents is or proves to have been incorrect or misleading in any material respect when made or deemed to be made.

23.1.5	Cross default

Any Financial Indebtedness of the Borrower, the Parent Guarantor and/or any of its Subsidiaries is not paid when due (or within any applicable grace period provided for in the original agreement, if any, evidencing the same) or becomes prematurely payable or capable of being prematurely declared payable as a consequence of a default with respect thereto or is cancelled or suspended by a creditor of the Borrower, the Parent Guarantor or any of its Subsidiaries, unless the aggregate amount of such Financial Indebtedness is less than USD 5,000,000 (or its equivalent in other currencies).

23.1.6	Insolvency

(a)

Any Loan Party is unable or admits inability to pay its debts as they fall due, suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.

(b)	The fair market value of the assets of any Loan Party is less than its liabilities (taking into account contingent and prospective liabilities).

(c)	A moratorium is declared in respect of any indebtedness of any Loan Party.

23.1.7	Insolvency proceedings

Any corporate action, legal proceedings or other procedure or step is taken in relation to:

(a)

the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, cessation of business, administration or reorganisation (by way of voluntary arrangement, scheme or arrangement or otherwise) of any Loan Party;

(b)	a composition, compromise, assignment or arrangement with any creditor of any Loan Party;

(c)	the appointment of a liquidator, receiver, administrative receiver, administrator or other similar officer in respect of any Loan Party; or

(d)	enforcement of any Security Interest over any assets of any Loan Party.

23.1.8	Creditor’s process

Any expropriation, attachment, sequestration, distress or execution affects any asset or assets of any Loan Party having an aggregate value of USD 5,000,000 (or its equivalent in other currencies) and is not discharged within thirty (30) days.

23.1.9	Unlawfulness

It is or becomes unlawful for any Loan Party to perform any of its respective obligations under the Finance Documents.

23.1.10	Permits

Any licence, consent, permission or approval required in order to enforce, complete or perform any of the Finance Documents is revoked, terminated or modified having a Material Adverse Effect.

23.1.11	Litigation

There is any current, pending or threatened claims, litigation, arbitration or administrative proceedings against any Loan Party which might, if adversely determined, have a Material Adverse Effect.

23.1.12	Security Documents

(a)

Any of the Security Documents for any reason whatsoever becomes, or shall be asserted by any Loan Party to be, invalid, ineffective, illegal or for any other reason ceases to continue in full force and effect; or

(b)

Any Security Interest in any Collateral purported to be created by any Security Document or Order shall cease to be, or shall be asserted by the Borrower or any other Loan Party not to be, a valid, perfected, first-priority (other than security interests permitted by Clause 21.1.5 (Negative Pledge)) security interest in the securities, assets or properties covered thereby.

23.1.13	Material Adverse Effect

Any event or circumstance occurs which the Majority Lenders reasonably believe has or is reasonably likely to have a Material Adverse Effect.

23.1.14	Sanctions

The Borrower, the Parent Guarantor, any Subsidiary of the Parent Guarantor, any of their respective joint ventures or any of their respective directors, officers, employees, agents or representatives or any other Persons acting on any of their behalf, becomes a Restricted Party.

23.1.15	[Reserved]

23.1.16	[Reserved]

23.1.17	Chapter 11 Case

Until such time that the DIP Intercompany Facility and the Term Loans have been repaid in full and all commitments in respect thereof have been terminated, the occurrence of any of the following in the Chapter 11 Case:

(a)	failure of the Bankruptcy Court to have entered the Interim Lending Order within five (5) Business Days following the Petition Date;

(b)	failure of the Bankruptcy Court to have entered the Final Lending Order within forty-five (45) calendar days following the Petition Date (or such later date acceptable to the Agent);

(c)

any Loan Party’s seeking, or filing of (or supporting another party in the filing of or failing to defend against) a motion seeking entry of (or the entry of) an order, to obtain any financing (other than in respect of the Facility or the DIP Intercompany Facility), whether through a debtor-in-possession financing, financing to non-debtor Affiliates or Subsidiaries or otherwise, from any third party without the prior written consent of the Agent at the direction of the Majority Lenders, unless such financing pays off the DIP Intercompany Facility and the Term Loans in full in cash and all commitments in respect thereof are terminated;

(d)

filing of (or supporting another party in the filing of, or failing to defend against, or the confirmation of) a plan of reorganization under Chapter 11 of the Bankruptcy Code (including any direct or indirect amendments thereto) by any Loan Party (other than the Plan) that has not been consented to by the Majority Lenders;

(e)

filing of (or supporting another party in the filing of, or failing to defend against, or the confirmation of) a plan of reorganization by any Loan Party (other than the Plan) that does not propose to indefeasibly repay the Loans in full in cash upon consummation thereof, unless otherwise consented to by the Agent (at the direction of the Majority Lenders);

(f)	any of the Loan Parties shall file a pleading seeking to vacate or modify any of the Lending Orders over the objection of the Agent (at the direction of the Majority Lenders);

(g)

entry of an order without the prior written consent of the Agent (at the direction of the Majority Lenders) amending, supplementing or otherwise modifying any Lending Order or any other order entered by the Bankruptcy Court for which the Loan Parties obtained the Agent’s approval in accordance with the Parent Guarantee prior to its entry, other than (i) any such amendment, supplement or modification that is stayed or reversed with seven (7) Business Days and (ii) amendments, supplements or modifications that do not adversely affect the interests of the Lenders;

(h)	reversal, vacation or stay of the effectiveness of any Lending Order;

(i)	any violation of the terms of any Lending Order that adversely affect the interests of the Lenders;

(j)

dismissal of the Chapter 11 Case or conversion of the Chapter 11 Case to a case under Chapter 7 of the Bankruptcy Code, or the filing of any motion or other pleading by any Loan Party seeking the dismissal of the Chapter 11 Case under Section 1112 of the Bankruptcy Code or otherwise;

(k)

the filing of a motion by any Loan Party or any of their respective Affiliates for, or the entry of an order directing, the appointment of an interim or permanent trustee in the Chapter 11 Case or the appointment of a receiver or an examiner in the Chapter 11 Case with expanded powers to operate or manage the financial affairs, the business, or reorganization of the Loan Parties (other than, for the avoidance of doubt, a fee examiner or similar examiner);

(l)

any sale of all or substantially all of the assets of any Loan Party pursuant to Section 363 of the Bankruptcy Code, unless (i) the proceeds of such sale are used to indefeasibly repay the DIP Intercompany Facility and the Term Loans in full in cash, or (ii) such sale is supported by the Agent (at the direction of the Majority Lenders);

(m)	failure to meet a Milestone, unless extended or waived by the prior written consent of the Agent (at the direction of the Majority Lenders);

(n)

granting of relief from the automatic stay in the Chapter 11 Case to permit foreclosure or enforcement on any assets of any Loan Party with a combined aggregate total fair market value in excess of USD 1,250,000;

(o)

any Loan Party’s filing of (or supporting another party in the filing of or failing to defend against) a motion seeking entry of (or the entry of) an order granting any superpriority claim or lien (except as contemplated herein) which is senior to or pari passu with the Lenders’ claims under the Facility or the DIP Intercompany Facility;

(p)

any Loan Party’s challenge (or supporting of, or failing to defend against, any other Person’s challenge) to the validity or enforceability of any of the obligations of the parties under the Prepetition Finance Documents or the Finance Documents;

(q)

payment by the Parent Guarantor of any Indebtedness (other than Indebtedness reflected in the approved Rolling Budget and any other Indebtedness approved by the Finance Parties) incurred prior to the Petition Date or the grant of “adequate protection” by the Parent Guarantor (whether payment in cash or transfer of property) with respect to any such Indebtedness which is secured by a Security Interest (other than adequate protection expressly provided for in the Rolling Budget);

(r)	expiration, termination, or reduction of the Parent Guarantor’s exclusive right to file or solicit acceptances of a plan of reorganization;

(s)	cessation of the Super-Priority Claim (as defined in the DIP Intercompany Credit Agreement) in respect of the DIP Intercompany Facility to be valid and enforceable in all respects;

(t)

any uninsured judgments are entered with respect to any postpetition liabilities against any of the Loan Parties or any of their respective properties in a combined aggregate amount in excess of USD 1,250,000, unless stayed;

(u)	the termination of the Notes RSA or revocation of the votes to accept the Plan by the ad hoc group of holders of the Senior Notes;

(v)

any Loan Party asserting any right of subrogation or contribution against any other Loan Party until all Term Loans and all borrowings under the DIP Intercompany Facility are paid in full in cash and the commitments in respect thereof are terminated;

(w)

the entry of an order by the Bankruptcy Court in the Chapter 11 Case avoiding or permitting recovery of any portion of the payments made on account of the Indebtedness owing under the Finance Documents, the DIP Intercompany Finance Documents or the Prepetition Finance Documents; or

(x)	the failure of any Loan Party to perform any of its material obligations under any Lending Order.

23.2	Acceleration

Upon the occurrence of an Event of Default and so long as an Event of Default may be continuing, the Agent may, and shall if so directed by the Majority Lenders, by written notice to the Borrower:

(a)	cancel the Total Commitments whereupon they shall immediately be cancelled;

(b)

declare that all or part of the Facility together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents, be either immediately due and payable and/or payable upon demand, whereupon they shall become either immediately due and payable or payable on demand;

(c)	start enforcement in respect of the Security Interests established by the Security Documents;

(d)	demand that the applicable Loan Party sell any Vessels without any further action required by any Finance Party to enforce the Security Documents; and/or

(e)

take any other action, with or without notice to the Borrower, exercise any other right or pursue any other remedy conferred upon the Agent or the Finance Parties by any of the Finance Documents or by any applicable law or regulation or otherwise as a consequence of such Event of Default.

Except as expressly provided above in this Clause 23.2 (Acceleration), to the maximum extent permitted by applicable law, presentment, demand, protest and all other notices of any kind are hereby expressly waived.

24	CHANGES TO THE PARTIES

24.1	No assignment by the Borrower

The Borrower may not assign or transfer or have assumed any part of, or any interest in, its rights and/or obligations under the Finance Documents.

24.2	Assignments and transfers by the Lenders

A Lender (the “Existing Lender”) may at any time assign, transfer or have assumed its rights or obligations under the Finance Documents (a “Transfer”) to:

(a)	another Existing Lender or an affiliate of an Existing Lender; or

(b)	to another bank or financial institution; or

(c)

with the approval of the Borrower (such approval not to be unreasonably withheld, and which approval (i) shall be deemed granted if the Borrower fails to respond within ten (10) Business Days of a written request for approval and (ii) shall not be required in case an Event of Default has occurred and is continuing) to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the “New Lender”).

24.3	Limitations of responsibility of Existing Lenders

24.3.1	Borrower’s performance, etc.

Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to the New Lender for:

(a)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;

(b)	the financial condition of the Borrower;

(c)	the performance and observance by the Borrower of its obligations under the Finance Documents or any other documents; or

(d)	the accuracy of any statements (whether written or oral) made in or in connection with the Finance Documents or any other document.

24.3.2	New Lender’s own credit appraisal, etc.

Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

(a)

has made (and will continue to make) its own independent investigation and assessment of the financial condition and affairs of the Borrower and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Finance Document; and

(b)

will continue to make its own independent appraisal of the creditworthiness of the Borrower and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

24.3.3	Re-transfer to an Existing Lender, etc.

Nothing in any Finance Document obliges an Existing Lender to:

(a)	accept a re-transfer from a New Lender of any of the rights and obligations assigned or transferred under this Clause 24; or

(b)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by the Borrower of its obligations under the Finance Documents or otherwise.

24.4	Procedure for transfer

Any Transfer shall be effected as follows:

(a)

the Existing Lender must notify the Agent of its intention to transfer all or part of its rights and obligations by delivering a duly completed Transfer Certificate to the Agent duly executed by the Existing Lender and the New Lender;

(b)

subject to Clause 24.2 (Assignments and transfers by the Lenders), the Agent shall as soon as reasonable possible after receipt of a Transfer Certificate execute the Transfer Certificate and deliver a copy of the same to each of the Existing Lender and the New Lender; and

(c)	subject to Clause 24.2 (Assignments and transfers by the Lenders), the Transfer shall become effective on the Transfer Date.

24.5	Effects of the Transfer

On the Transfer Date:

(a)

to the extent that in the Transfer Certificate the Existing Lender seeks to transfer its rights and obligations under the Finance Documents, the Borrower and the Existing Lender shall be released from further obligations to one another under the Finance Documents and their respective rights against one another under the Finance Documents shall be cancelled (the “Discharged Rights and Obligations”);

(b)

the Borrower and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as the Borrower and the New Lender have assumed and/or acquired the same in place of the Borrower and the Existing Lender;

(c)

the Agent, the Arranger, the New Lender and the other Lenders shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Lender been an original Lender hereunder with the rights and/or obligations acquired or assumed by it as a result of the Transfer and to that extent the Agent, the Arranger and the Existing Lender shall each be released from further obligations to each other under the Finance Documents; and

(d)	the New Lender shall become a Party as a “Lender”.

24.6	Further assurances

The Borrower shall, in relation to any Transfer, at its own cost, at the request of the Agent, execute such documents as may in the discretion of the Agent be necessary to ensure that the New Lender attains the benefit of the Finance Documents.

24.7	Disclosure of information

Any Lender may disclose:

(a)	to any of its affiliates and a potential assignee;

(b)

to whom that Lender enters into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made by reference to, this Agreement or the Borrower; and

(c)	to whom, to the extent that, information is required to be discloses by any applicable law,

such information about the Borrower and the Finance Documents as that Lender shall consider appropriate, provided that Lender shall comply with Clause 30.4 hereof.

25	role of THE AGENT AND THE arranger

25.1	Appointment and authorisation of the Agent

(a)	Each other Finance Party appoints the Agent to act as its agent under and in connection with the Finance Documents.

(b)

Each other Finance Party authorises the Agent to exercise the rights, powers, authorities and discretions specifically given to the Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

25.2	Duties of the Agent

The Agent shall not have any duties or responsibilities except those expressly set forth in the Finance Documents, and the Agent’s duties under the Finance Documents are solely mechanical and administrative in nature. The Agent shall:

(a)	promptly forward to a Party the original or a copy of any document which is delivered to it in its capacity as Agent for the attention of that Party by another Party;

(b)	supply the other Finance Parties with all material information which the Agent receives from the Borrower;

(c)	if it receives notice from a Party referring to this Agreement, describing an Event of Default and stating that the circumstance is an Event of Default, promptly notify the Finance Parties; and

(d)	from it receives sufficient information; promptly notify the Lenders of the occurrence of any Event of Default arising under Clause 23 (Events of Default).

25.3	Role of the Arranger

Except as specifically provided in the Finance Documents, the Arranger has no obligations of any kind to any other Party under or in connection with any Finance Document.

25.4	Relationship

The relationship between the Agent and the other Finance Parties is that of agent and principal only. Nothing in this Agreement shall be construed as to constitute the Agent or the Finance Parties as trustee or fiduciary for any other person, and neither the Agent nor the Finance Parties shall be bound to account to any Finance Party for any sum or the profit element of any sum received by it for its own account.

25.5	Business with the Loan Parties

The Agent and the Arranger may accept deposits from, lend money to and generally engage in any kind of banking or other business with the Borrower or any other Loan Party.

25.6	Rights and discretions of the Agent

(a)	The Agent may rely on:

(i)	any representation, notice or document believed by it to be genuine, correct and appropriately authorised; and

(ii)	any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.

(b)	The Agent may assume (unless it has received notice to the contrary in its capacity as Agent for the Lenders) that:

(i)	no Event of Default has occurred (unless it has actual knowledge of an Event of Default under Clause 23.1.1 (Non-payment)); and

(ii)	any right, power, authority or discretion vested in any Party or the Majority Lenders has not been exercised.

(c)	The Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

(d)	The Agent may act in relation to the Finance Documents through its personnel and agents.

(e)	The Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

(f)

Notwithstanding any other provision of any Finance Document to the contrary, neither the Agent nor any of the Arranger is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of duty of confidentiality or render it liable to any person.

25.7	Majority Lenders’ instructions

(a)

Unless a contrary indication appears in a Finance Document, the Agent shall (i) exercise any right, power, authority or discretion vested in it as Agent in accordance with any instructions given to it by the Majority Lenders (or, if so instructed by the Majority Lenders, refrain from exercising any right, power, authority or discretion vested in it as Agent) and (ii) not be liable for any act (or omission) if it acts in accordance with an instruction of the Majority Lenders.

(b)	Unless a contrary indication appears in a Finance Document, any instructions given by the Majority Lenders will be binding on all the Finance Parties.

(c)

The Agent may refrain from acting in accordance with the instructions of the Majority Lenders (or, if appropriate, the Lenders) until it has received such security as it may require for any cost, loss or liability (together with any associated VAT) which it may incur in complying with the instructions.

(d)	In the absence of instructions from the Majority Lenders (or, if appropriate, the Lenders) the Agent may act (or refrain from acting) as it considers to be in the best interest of the Lenders.

(e)	The Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings relating to any Finance Document.

25.8	Responsibility for documentation

Neither the Agent nor the Arranger:

(a)

is responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Agent, the Arranger, the Borrower, any other Loan Party or any other Person in or in connection with any Finance Document; or

(b)

is responsible for the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made in anticipation of or in connection with any Finance Document.

25.9	Exclusion of liability

(a)

Without limiting paragraph (b) below, the Agent will not be liable for any action taken by it under or in connection with any Finance Document, unless caused by its gross negligence or wilful misconduct as determined by the final, non-appealable judgment of a court of competent jurisdiction.

(b)

No Party (other than the Agent) may take any proceedings against any officer, employee or agent of the Agent in respect of any claim it might have against the Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee and agent of the Agent may rely on this Clause 25.9.

(c)

The Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Agent if the Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Agent for that purpose.

(d)

Nothing in this Agreement shall oblige the Agent or the Arranger to carry out any “know your customer” or other checks in relation to any person on behalf of any Lender and each Lender confirms to the Agent and the Arranger that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent or the Arranger.

25.10	Lenders’ indemnity to the Agent

Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then reduced to zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Agent, within three (3) Business Days of demand, against any cost, loss or liability incurred by the Agent (otherwise than by reason of the Agent’s gross negligence or wilful misconduct as determined by the final, non-appealable judgment of a court of competent jurisdiction) in acting as Agent under the Finance Documents (unless the Agent has been reimbursed by the Borrower pursuant to a Finance Document).

25.11	Resignation of the Agent

(a)	The Agent may resign and appoint one of its affiliates as successor by giving notice to the other Finance Parties and the Borrower.

(b)

Alternatively the Agent may resign by giving prior written notice to the other Finance Parties and the Borrower in which case the Majority Lenders (after consultation with the Borrower) may appoint a successor Agent.

(c)

If the Majority Lenders have not appointed a successor Agent in accordance with paragraph b) above within thirty (30) days after notice of resignation was given, the Agent (after consultation with the Borrower) may appoint a successor Agent.

(d)

The retiring Agent shall, at its own cost, make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

(e)	The Agent’s resignation notice shall only take effect upon appointment of a successor.

(f)

Upon the appointment of a successor, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 25. Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(g)

After consultation with the Borrower, the Majority Lenders may, by notice to the Agent, require it to resign in accordance with paragraph b) above. In this event, the Agent shall resign in accordance with paragraph b) above.

25.12	Confidentiality

(a)

In acting as agent for the Finance Parties, the Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

(b)	If information is received by another division or department of the Agent, it may be treated as confidential to that division or department and the Agent shall not be deemed to have notice of it.

25.13	Credit appraisal by the Lenders

Without affecting the responsibility of the Borrower for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to the Agent and the Arranger that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document, including (without limitation):

(a)	the financial condition, status and nature of the Borrower and the other Loan Parties;

(b)

the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(c)

whether that Lender has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document, entered into, made or executed in anticipation of, under or in connection with any Finance Document.

25.14	Conduct of business of the Finance Parties

No provision of this Agreement will:

(a)	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or to the extent, order or manner of any claim; or

(c)	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

26	SHARING AMONG the finance parties

26.1	Payment to Finance Parties

If a Finance Party (a “Recovering Finance Party”) receives or recovers any amount from the Borrower or any other Loan Party other than in accordance with Clause 27 (Payment mechanics) and applies that amount to a payment due under the Finance Documents then:

(a)	the Recovering Finance Party shall promptly, within three (3) Business Days, notify details of the receipt or recovery to the Agent;

(b)

the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received by or made by the Agent and distributed in accordance with Clause 27 (Payment mechanics), without taking account of Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

(c)

the Recovering Finance Party shall, within three (3) Business Days of demand by the Agent, pay to the Agent an amount (the “Sharing Payment”) equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 27.5 (Partial payments).

26.2	Redistribution of payments

The Agent shall treat the Sharing Payment as if it had been paid by the Borrower and distribute it between the Finance Parties (other than the Recovering Finance Party) in accordance with Clause 27.5 (Partial payments).

26.3	Recovering Finance Party’s rights

(a)

On a distribution by the Agent under Clause 26.2 (Redistribution of payments), the Recovering Finance Party will be subrogated to the rights of the Finance Parties which have shared in the redistribution.

(b)

If and to the extent that the Recovering Finance Party is not able to rely on its rights under paragraph (a) above, the Borrower shall be liable to the Recovering Finance Party for a debt equal to the Sharing Payment which is immediately due and payable.

26.4	Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(a)

each Finance Party which has received a share of the relevant Sharing Payment pursuant to Clause 26.2 (Redistribution of payments) shall, upon request of the Agent, pay to the Agent for the account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay); and

(b)	that Recovering Finance Party’s rights of subrogation in respect of any reimbursement shall be cancelled and the Borrower will be liable to the reimbursing Finance Party for the amount so reimbursed.

26.5	Exceptions

(a)	This Clause 26 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause 26, have a valid and enforceable claim against the Borrower.

(b)	A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal proceedings, if:

(i)	it notified that other Finance Party of the legal proceedings; and

(ii)

that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did do so as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

27	PAYMENT mechanics

27.1	Payments to the Agent

All payments by the Borrower or a Lender under the Finance Documents shall be made:

(a)	to the Agent to its account with such office or bank as the Agent may from time to time designate in writing to the Borrower or a Lender for this purpose; and

(b)

for value on the due date at such times and in such funds as the Agent may specify to the Party concerned as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

27.2	Distributions by the Agent

Each payment received by the Agent under the Finance Documents for another Party shall, subject to Clause 27.3 (Distributions to the Borrower) and Clause 27.4 (Clawback), be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement, to such account as that Party may notify to the Agent by not less than five (5) Business Days’ notice.

27.3	Distributions to the Borrower

The Agent may (with the consent of the Borrower) apply any amount received by it for the Borrower in or towards payment (on the date and in the currency and funds of receipt) of any amount due from the Borrower under the Finance Documents or in or towards purchase of any amount of currency to be so applied.

27.4	Clawback

(a)

Where a sum is to be paid to the Agent under the Finance Documents for distribution to another Party, the Agent is not obliged to pay that sum to that other Party until it has been able to establish to its satisfaction that it has actually received that sum.

(b)

If the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount was paid by the Agent shall on demand refund the same amount to the Agent, together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.

27.5	Partial payments

If the Agent receives a payment that is insufficient to discharge all the amounts then due and payable by the Borrower under the Finance Documents, the Agent shall apply that payment towards the obligations of the Borrower under the Finance Documents in the following order:

(a)	firstly, in or towards payment pro rata of any unpaid fees, costs and expenses of the Agent under the Finance Documents;

(b)	secondly, in or towards payment pro rata of any accrued interest (including default interest), fee or commissions due but unpaid under this Agreement;

(c)	thirdly, in or towards payment pro rata of any principal due but unpaid under this Agreement; and

(d)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

If the Agent receives payment in excess of the amount needed to discharge all the amounts then due and payable by the Borrower under the Finance Documents, such excess shall be promptly returned by Agent to Borrower.

27.6	Application following an Event of Default

On either (i) the completion of a sale of a Vessel or any other Collateral, either by forced auction or private treaty, or (ii) the receipt of any monies by the Agent pursuant to the sale proceeds of such Vessel or any other Collateral (as the case may be), such monies shall be applied in the following order:

(a)	firstly, in respect of all costs and expenses whatsoever incurred in connection with or about incidental to the said sale;

(b)

secondly, in or towards satisfaction of all prior claims (being any claims, liabilities or debts owed or taking priority in respect of such proceeds over the Security Interests constituted by the Security Documents) secured on such Vessel or other Collateral, as the case may be;

(c)	thirdly, in or towards payment pro rata of all sums owed to the Finance Parties under the Finance Documents; and

(d)	fourthly, the balance, if any to the Borrower or to its order.

27.7	No set-off by the Borrower

All payments to be made by the Borrower under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

27.8	Set-off by the Finance Parties

(a)

A Finance Party may, to the extent permitted by law, set off any matured obligation due from the Borrower under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to the Borrower, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

(b)

The Borrower hereby agrees and accepts that this Clause 27.8 shall constitute a waiver of the provisions of Section 29 of the Norwegian Financial Agreement Act 1999 and further agrees and accepts, to the extent permitted by law, that Section 29 of the Norwegian Financial Agreement Act 1999 shall not apply to this Agreement.

27.9	Payment on non-Business Days

(a)

Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

27.10	Currency of account

The Borrower shall pay:

(a)	any amount payable under this Agreement, except as otherwise provided for herein, in the Base Currency; and

(b)	all payments of costs and Taxes in the currency in which the same were incurred.

28	NOTICES

28.1	Communication in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by email or letter. Any such notice or communication addressed as provided in Clause 28.2 (Addresses) will be deemed to be given or made as follows:

(a)	if by letter, when delivered at the address of the relevant Party;

(b)	if by fax, when received;

(c)	if by email, when confirmed received.

However, a notice given in accordance with the above but received on a day which is not a Business Day or after 16:00 hours in the place of receipt will only be deemed to be given at 9:00 hours on the next Business Day in that place.

28.2	Addresses

Any communication or document to be made under or in connection with the Finance Documents shall be made or delivered to the address and fax number of each Party and marked for the attention of the department or persons set out below and, in case of any New Lender, to the address notified to the Agent:

If to the Agent:	DNB BANK ASA Shipping Offshore & Logistics, Bergen Solheimsgaten 7C

5058 Bergen, Norway
Fax No: +47 55 21 19 24

E-mail: MOA@dnb.no

If to the Borrower:	GulfMark Rederi AS Strandgata 5 4307 Sandnes, Norway Att: Trond Forland Email: Trond@gulfmark.no and Att: Su Chang Email: su.chang@gulfmark.com or any substitute address and/or fax number and/or marked for such other attention as the Party may notify to the other Agent (or the Agent may notify the other Parties if a change is made by the Agent) by not less than five (5) Business Days’ prior notice.

28.3	Communication with the Borrower

All communication from or to the Borrower shall be sent through the Agent.

28.4	Language

Communication to be given by one Party to another under the Finance Documents shall be given in the English language or, if not in English and if so required by the Agent, be accompanied by a certified English translation and, in this case, the English translation shall prevail unless the document is a statutory or other official document.

29	CALCULATIONS

All sums falling due by way of interest, fees and commissions under the Finance Documents accrue from day-to-day and shall be calculated on the basis of the actual number of days elapsed and a calendar year of 360 days and for the actual number of days elapsed. The calculations made by the Agent of any interest rate or any amount payable pursuant to this Agreement shall be conclusive and binding upon the Borrower in the absence of any manifest error.

30	miscellaneous

30.1	Partial invalidity

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provisions under any law of any other jurisdiction will in any way be affected or impaired.

30.2	Remedies and waivers

No failure to exercise, nor any delay in exercising on the part of any Finance Party, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

30.3	Amendments and waivers

30.3.1	Required consents

(a)

Subject to Clause 30.3.2 (Exceptions), any term of the Finance Documents may be amended or waived only with the written consent of the Majority Lenders and the Borrower and any such amendment will be binding on all Parties.

(b)	The Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause 30.3.

30.3.2	Exceptions

An amendment to or waiver that has the effect of changing or which relates to:

(a)	the definition of “Majority Lenders”;

(b)	an extension of the date of any payment of any amount under the Finance Documents;

(c)	a reduction in Applicable Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable;

(d)	an increase in or extension of any Commitment;

(e)	a term of the Finance Documents which expressly requires the consent of all the Lenders;

(f)	a proposed substitution or replacement of the Borrower with a different person; or

(g)	a change of Clauses 2.3 (Finance Parties’ rights and obligations), 17 (Security), 22.1.1 (Insurance), 20 (Financial covenants), 24 (Changes to the Parties) and this Clause 30.3,

shall not be made without the prior written consent of all the Lenders.

An amendment or waiver which relates to the rights or obligations of the Agent or the Arranger may not be effected without the consent of the Agent or the Arranger.

30.4	Disclosure of information and confidentiality

Each of the Finance Parties may disclose to each other or to their professional advisers any kind of information which the Finance Parties have acquired under or in connection with any Finance Document. The Parties are obliged to keep confidential all information in respect of the terms and conditions of this Agreement. This confidentiality obligation shall not apply to any information which:

(a)	is publicised by a Party as required by applicable laws and regulations;

(b)	has entered the public domain or is publicly known, provided that such information is not made publicly known by the receiving Party of such information; or

(c)	was or becomes, as the Party is able to demonstrate by supporting documents, available to such Party on a non-confidential basis prior to the disclosure thereof.

30.5	Conflicting provisions

In case of conflict between this Agreement and the terms of any of the Security Documents, the terms and conditions of this Agreement shall prevail. In the event that a Mortgage or UK Mortgage contains covenants or events of default that are broader, more difficult, more restrictive or more onerous than the covenants or events of default contained herein, the covenants and events of default contained herein shall control exclusively, and such Mortgage or UK Mortgage (as the case may be) shall be read and construed as if it did not contain such covenants or events of default. This Agreement sets forth all of the events of default agreed upon by the parties hereto, and each Mortgage and UK Mortgage shall be read and construed as if it contained no events of default other than those set forth in Clause 23 of this Agreement, and remedies (for an event of default) under any Mortgage or UK Mortgage shall only be available, in accordance with Clause 23 hereof, after an Event of Default has occurred and is continuing under this Agreement and the obligations secured by such Mortgage or UK Mortgage (as the case may be) have been accelerated in accordance herewith.

31	Governing law and enforcement

31.1	Governing law

This Agreement shall be governed by Norwegian law.

31.2	Jurisdiction

(a)

For the benefit of each Finance Party, the Borrower agrees that the courts of Bergen, Norway, have jurisdiction to settle any disputes arising out of or in connection with the Finance Documents including a dispute regarding the existence, validity or termination of this Agreement, and the Borrower accordingly submits to the non-exclusive jurisdiction of the Bergen District Court (Bergen tingrett).

(b)

Nothing in this Clause 31.2 shall limit the right of the Finance Parties to commence proceedings against the Borrower in any other court of competent jurisdiction. To the extent permitted by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.

32	Release

The Borrower hereby acknowledges effective upon entry of the Final Lending Order, and subject to the terms thereof, that the Borrower has no defence, counterclaim, offset, recoupment, claim or demand of any kind or nature whatsoever that can be asserted to reduce or eliminate all of any part of the Borrower’s liability to repay the Agent or any other Finance Party as provided in this Agreement and the other Finance Documents or to seek affirmative relief or damages of any kind or nature from the Agent or any other Finance Party. The Borrower, for itself and on behalf of all its successors, assigns, and any Person acting for and on behalf of, or claiming through, any of them, hereby fully, finally and forever releases and discharges the Agent and the other Finance Parties and all of Agent’s and the other Finance Parties’ officers, directors, servants, agents, attorneys, assigns, heirs, parents, subsidiaries, and each Person acting for or on behalf of any of them, of and from any and all actions, causes of action, demands, suits, claims, liabilities, Security Interests, lawsuits, adverse consequences, amounts paid in settlement, costs, damages, debts, deficiencies, diminution in value, disbursements, expenses, losses, disputes, remedies, responsibilities and other obligations (other than obligations of the Finance Parties under the Finance Documents) of any kind or nature whatsoever, whether in law, equity or otherwise (including, without limitation, those arising under Sections 541 through 550 of the Bankruptcy Code and interest or other carrying costs, penalties, legal, accounting and other professional fees and expenses, and incidental, consequential and punitive damages payable to third parties), in each case, existing on or prior to the Closing Date and directly or indirectly arising out of, connected with or relating to this Agreement, the other Finance Documents, the DIP Intercompany Finance Documents, the Interim Lending Order, the Final Lending Order and the transactions contemplated hereby, and all other agreements, certificates, instruments and other documents and statements (whether written or oral) related to any of the foregoing.

* * *

SCHEDULE 1
LENDERS AND COMMITMENTS

Lender	Existing Revolving Loans	Initial Term Loan Commitment	Delayed Draw Term Loan Commitment	Total Commitment
DNB BANK ASA	Sum of USD 20,000,000 and NOK 210,000,000	USD 20,000,000	USD 15,000,000	Sum of USD 55,000,000 and NOK 210,000,000

SCHEDULE 2
VESSELS

VESSEL NAME	TYPE	BUILT	IMO NO.	UK VESSEL
“NORTH CRUYS”	PSV	2014	9654098	NO
“NORTH POMOR”	PSV	2013	9643465	NO
“NORTH PURPOSE”	PSV	2009	9439462	NO
“NORTH BARENTS”	PSV	2017	9742766	NO
“NORTH MARINER”	PSV	2002	9244609	NO
“NORTH STREAM”	PSV	1998	9158678	NO
“HIGHLAND DEFENDER”	OSV	2013	9639335	YES
“HIGHLAND GUARDIAN”	OSV	2013	9639347	YES
“HIGHLAND KNIGHT”	OSV	2013	9643855	YES
“HIGHLAND PRINCESS”	OSV	2014	9643867	YES
“NORTH PROMISE”	PSV	2007	9364033	YES
“HIGHLAND PRINCE”	PSV	2009	9439450	YES
“HIGHLAND CHIEFTAIN”	OSV	2013	9639359	YES
“HIGHLAND BUGLER”	PSV	2002	9249441	YES
“HIGHLAND EAGLE”	PSV	2003	9249465	YES
“HIGHLAND LAIRD”	PSV	2006	9361615	YES
“HIGHLAND PRESTIGE”	PSV	2007	9364021	YES
“HIGHLAND CHALLENGER”	PSV	1997	9169677	YES
“HIGHLAND CITADEL”	PSV	2003	9262857	YES
“HIGHLAND DUKE”	PSV	2012	9499682	YES
“HIGHLAND ENDURANCE”	PSV	2003	9249518	YES
“HIGHLAND MONARCH”	PSV	2003	9249453	YES

SCHEDULE 3
CONDITIONS PRECEDENT

SCHEDULE 3A – CONDITIONS PRECEDENT TO THE CLOSING DATE

1	CORPORATE AUTHORISATION

1.1	In respect of the Borrower and GulfMark Norge:

(a)	Certificate of Incorporation (firmaattest);

(b)	Articles of Association (vedtekter);

(c)	Resolutions passed at a board meeting of such Loan Party evidencing:

(i)	the approval of the terms of, and the transactions contemplated by, the Finance Documents to which it is a party; and

(ii)

the authorisation of its appropriate officer or officers or other representatives to execute the Finance Documents and any other documents necessary for the transactions contemplated by the Finance Documents, on its behalf;

(d)

Resolutions passed at an extraordinary general shareholder meeting of the Borrower evidencing the approval of the terms of, and the transactions contemplated by, the Finance Documents to which it is a party, including any amendments to its governing documents;

(e)	Power of Attorney; and

(f)

Secretary’s Certificate or Director’s Certificate certifying (i) each of the documents set forth in clauses (a) through (e) above and (ii) the authority and incumbency, together with specimen signatures, of each individual who has signed or will sign any Finance Document, on such Loan Party’s behalf, or will otherwise act on behalf of such Loan Party as representative for the purpose of signing documents and providing instructions in connection with such Finance Documents and the transactions contemplated thereby.

1.2	In respect of the Parent Guarantor:

(a)	Certificate of Incorporation;

(b)	Bylaws;

(c)	Certificate of good standing;

(d)	Resolutions passed at a board meeting, or by unanimous written consent of the board, of the Parent Guarantor evidencing:

(i)	the approval of the terms of, and the transactions contemplated by, the Finance Documents to which it is a party; and

(ii)

the authorisation of its appropriate officer or officers or other representatives to execute the Finance Documents and any other documents necessary for the transactions contemplated by the Finance Documents to which it is a party, on its behalf;

(e)	any foreign qualification certificates; and

(f)

Secretary’s Certificate certifying (i) each of the documents set forth in clauses (a) through (d) above and (ii) the authority and incumbency, together with specimen signatures, of each individual who has signed or will sign any Finance Document, on such Loan Party’s behalf, or will otherwise act on behalf of such Loan Party as representative for the purpose of signing documents and providing instructions in connection with such Finance Documents and the transactions contemplated thereby.

1.3	In respect of the UK Guarantor and the UK Parent:

(a)	Articles of Association;

(b)	Memorandum of Association;

(c)	Certificate of good standing;

(d)	Resolutions passed at a board meeting, or by unanimous written consent of the board, of such Loan Party evidencing:

(i)	the approval of the terms of, and the transactions contemplated by, the Finance Documents to which it is a party; and

(ii)

the authorisation of its appropriate officer or officers or other representatives to execute the Finance Documents and any other documents necessary for the transactions contemplated by the Finance Documents to which it is a party, on its behalf;

(e)	Power of Attorney; and

(f)

Secretary’s Certificate or Director’s Certificate certifying (i) each of the documents set forth in clauses (a) and (e) above and (ii) the authority and incumbency, together with specimen signatures, of each individual who has signed or will sign any Finance Document, on such Loan Party’s behalf, or will otherwise act on behalf of such Loan Party as representative for the purpose of signing documents and providing instructions in connection with such Finance Documents and the transactions contemplated thereby.

2	AUTHORISATIONS

All approvals, authorisations and consents required by any government or other authorities for the Borrower, the Parent Guarantor and the other Loan Parties to enter into and perform their respective obligations under this Agreement and/or any of the Finance Documents to which any of them is a party.

3	THE VESSELS

In respect of the Vessels:

(a)

Evidence (by way of transcript of registry) that the New Norwegian Vessels (as defined below) are registered in the name of the Borrower in the Norwegian International Ship Registry or other acceptable registry (as applicable), that the Mortgages in respect of the New Norwegian Vessels have been, or will in connection with the utilisation of the Facility be, executed and recorded with their intended first priority against such Vessels, and that no other encumbrances, maritime liens, mortgages or debts whatsoever are registered against such Vessels save for the first priority Mortgages registered over such Vessels in favour of the Agent (on behalf of the Finance Parties);

(b)

Evidence (by way of transcript of registry) that the UK Vessels are registered in the name of the UK Guarantor in the British Register of Shipping or other acceptable registry (as applicable), that the UK Mortgages have been, or will in connection with the utilisation of the Facility be, executed and recorded with their intended first priority or second priority (as applicable) against the UK Vessels, and that no other encumbrances, maritime liens, mortgages or debts whatsoever are registered against the UK Vessels save for the first priority and second priority mortgages registered over the UK Vessels in favour of the Agent (on behalf of the Finance Parties);

(c)

An updated class certificate related to the 2017 Mortgaged Vessels (as defined below) from the classification society, confirming that such Vessels are classed with the highest class in accordance with Clause 22.1.2 (Classification and repairs), free of extensions and overdue recommendations;

(d)

Copies of insurance policies/cover notes documenting that insurance cover has been taken out in respect of the 2017 Mortgaged Vessels in accordance with Clause 22.1.1 (Insurance), and evidencing that the Agent’s (on behalf of the Finance Parties) Security Interest in the insurance policies have been noted in accordance with the relevant notices as required under the Assignment of Insurances;

(e)	Copy of commercial management agreement(s) for the 2017 Mortgaged Vessels;

(f)	Copy of technical management agreement(s) for the 2017 Mortgaged Vessels;

(g)	The 2017 Mortgaged Vessels’ current SMC;

(h)	The relevant Technical Manager(s)’ current DOC for the 2017 Mortgaged Vessels;

(i)	The ISPS certificates for the 2017 Mortgaged Vessels; and

(j)	Evidence of the Fleet Market Value based on valuations not older than 6 months.

4	FINANCE DOCUMENTS

(a)	The Agreement;

(b)	The Parent Guarantee;

(c)	The UK Guarantee;

(e)	Notices of Assignments of Insurances and the insurers’ acknowledgement thereof (if applicable);

(f)	The Mortgages (including the relevant declaration(s) of pledge collateral thereto) with respect to the Vessels named “North Mariner” and “North Stream” (collectively, the “New Norwegian Vessels”);

(g)

The UK Mortgages (including the relevant declaration(s) of pledge or deeds of covenants (as applicable) collateral thereto) with respect to the UK Vessels named “Highland Bugler”, “Highland Eagle”, “Highland Laird”, “Highland Prestige”, “Highland Challenger”, “Highland Citadel”, “Highland Duke”, “Highland Endurance” and “Highland Monarch” (collectively, the “New UK Vessels”);

(h)

The second priority UK Mortgages (including the relevant declaration(s) of pledge or deeds of covenants (as applicable) collateral thereto) with respect to the UK Vessels named “Highland Defender”, “Highland Guardian”, “Highland Knight”, “Highland Princess”, “North Promise”, “Highland Prince” and “Highland Chieftain” (collectively, the “Existing UK Vessels”, and together with the New Norwegian Vessels and the New UK Vessels, the “2017 Mortgaged Vessels”);

(i)	The UK Guarantor Pledge, together with all share certificates representing the shares of the UK Guarantor pledged thereunder as well as transfer certificates with respect thereto endorsed in blank;

(j)	The Distribution Account Pledge;

(k)	The DIP Intercompany Assignment Agreement, together with the consents required thereby in respect of the DIP Intercompany Credit Agreement and the Distribution Account Pledge;

(l)	The DIP Intercompany Credit Agreement and any other DIP Intercompany Finance Document.

5	MISCELLANEOUS

(a)	The Drawdown Notice in respect of the first Initial Term Loan no later than 10:00 p.m. (New York time) on the Petition Date;

(b)	Evidence that all fees referred to in Clause 12 (Fees), costs and expenses, as are payable on or prior to the Closing Date, have or will be paid on or before the Initial Funding Date;

(c)

A Compliance Certificate confirming that the Borrower is in compliance with the financial covenants as set out in Clause 20 (Financial covenants) and that the Vessels have the required Fleet Market Value;

(d)

A Officer’s Certificate, dated the Closing Date and signed by a Financial Officer or director, as applicable, of each of the Loan Parties, confirming compliance with the conditions precedent set forth in Clause 4.3;

(e)	Evidence that any existing credit facility in respect of the Vessels (other than the Existing Credit Agreement) will be cancelled and repaid in full prior to the Closing Date;

(f)	Evidence of discharge of any existing Security Interests in respect of the Vessels (other than Security Interests in favour of the Agent (on behalf of the Finance Parties);

(g)	Latest available financial statements of the Borrower and the Parent Guarantor;

(h)	All relevant “Know Your Costumer” documentation, including specimen signatures;

(i)	Evidence that any withholding tax will be paid or application to the tax authorities is or will be made;

(j)

UCC and other lien searches (including tax liens and judgments) conducted in the jurisdictions in which any Loan Party is organized, in each case, satisfactory to the Agent and dated as of a date reasonably satisfactory to the Agent, and receipt of termination statements (or similar documents) duly executed by all applicable Persons for filing in all applicable jurisdictions as may be necessary to terminate any effective financing statements (or equivalent filings) disclosed in such searches (other than any such financing statements in respect of the Loans, the DIP Intercompany Facility and the RBS Facility);

(k)

Evidence that appropriate financing statements have been duly filed in such office or offices as may be necessary or, in the opinion of the Agent, desirable to perfect the Agent’s Security Interest in and to the Collateral (or, in lieu of the foregoing, arrangements satisfactory to the Agent for the filing of all such financing statements on or about the Closing Date shall have been made); and

(l)	Any other documents as reasonably requested by the Agent.

6	LEGAL OPINIONS

(a)	A legal opinion as regards Norwegian law matters issued by Advokatfirmaet Thommessen AS;

(b)	A legal opinion as regards laws of the State of Delaware and the State of New York issued by Weil, Gotshal & Manges LLP;

(c)	A legal opinion as regards laws of the United Kingdom issued by Ince & Co LLP; and

(d)	Any such other favourable legal opinions in form and substance satisfactory to the Agent from lawyers appointed by the Agent on matters concerning all relevant jurisdictions.

7	CHAPTER 11 CASE

(a)

Not later than the Petition Date, the Parent Guarantor shall have filed a motion to the Bankruptcy Court, in form and substance satisfactory to the Agent (on behalf of the Finance Parties), seeking approval of the DIP Intercompany Finance Documents (it being understood that this condition has been satisfied as of the date hereof);

(b)

Not later than five (5) Business Days following the Petition Date, the Interim Lending Order shall have been entered by the Bankruptcy Court, which Interim Lending Order shall include, without limitation, copies of the DIP Intercompany Credit Agreement and the initial Rolling Budget as exhibits thereto, entered on notice to such parties as may be satisfactory to the Agent and the other Finance Parties, (i) authorizing and approving the DIP Intercompany Facility and certain other transactions contemplated thereby, including, without limitation, the granting of the superpriority status, security interests, and the payment of all fees, referred to in the DIP Intercompany Credit Agreement; and (ii) lifting or modifying the automatic stay to permit the Loan Parties to perform their obligations and the Finance Parties to exercise their rights and remedies with respect to the Facility and the DIP Intercompany Facility, in each case, on the terms and conditions set forth herein and in the DIP Intercompany Finance Documents, which Interim Lending Order shall be in full force and effect, shall not have been reversed, vacated or stayed and shall not have been amended, supplemented or otherwise modified without the prior written consent of the Agent (not to be unreasonably withheld);

(c)	The Agent shall have received the initial Rolling Budget;

(d)	All first day orders, including those related to the DIP Intercompany Facility, filed by the Loan Parties in the Chapter 11 Case shall be in form and substance reasonably satisfactory to the Agent;

(e)

Other than the Chapter 11 Case, or as stayed upon the commencement of the Chapter 11 Case, there shall exist no action, suit, investigation, litigation or proceeding pending or threatened in any court or before any arbitrator or governmental instrumentality that (i) could reasonably be expected to result in a Material Adverse Effect or (ii) restrains, prevents or imposes or can reasonably be expected to impose materially adverse conditions upon the Facility, the DIP Intercompany Facility, the collateral granted under the Security Documents or the transactions contemplated hereby or thereby;

(f)

Subject to entry of the Lending Orders, the Agent, for the benefit of the Finance Parties, shall have a valid and perfected Security Interest in the collateral granted under the Security Documents on the basis and with the priority set forth in the Security Documents;

(g)

The Loan Parties shall have entered into a restructuring support agreement, including the Plan Term Sheet attached thereto, with the ad hoc group of holders of the Senior Notes, in form and substance reasonably satisfactory to the Agent (collectively, the “Notes RSA”), and such Notes RSA shall be in full force and effect and shall not have been terminated;

(h)

Either (i) executed commitment letters for exit financing for the Chapter 11 Case, in form and substance reasonably satisfactory to the Agent, shall have been provided to the Agent or (ii) the Agent shall be satisfied, in its reasonable discretion, that negotiations with the potential providers of exit financing for the Chapter 11 Case are proceeding productively regarding the terms of such exit financing;

(i)	The Chapter 11 Case shall have not been dismissed or converted to a case under Chapter 7 of the Bankruptcy Code;

(j)

No trustee under Chapter 11 of the Bankruptcy Code or examiner with enlarged powers beyond those set forth in Sections 1106(a)(3) and (4) of the Bankruptcy Code shall have been appointed in the Chapter 11 Case;

(k)

The Loan Parties shall have made no payments after the Petition Date on account of any Indebtedness arising prior to the Petition Date unless such payment is made (i) with the consent of the Agent and the other Finance Parties in their sole discretion or (ii) pursuant to “first day” orders reasonably acceptable to the Agent;

(l)	The entry into this Agreement and the other Finance Documents shall not violate any requirement of law and shall not be temporarily, preliminarily or permanently enjoined;

(m)	The unrestricted Cash balances of the Parent Guarantor and its consolidated Subsidiaries shall not be less than USD 1,000,000; and

(n)

Each of the Borrower and the UK Guarantor shall have appointed an Independent Director to serve on the board of directors of such Loan Party, in each case, selected by such Loan Party and reasonably acceptable to the Agent (on behalf of the Finance Parties), and, with respect to the UK Guarantor only, pursuant to the terms of an appointment letter in form and substance reasonably satisfactory to the Agent (on behalf of the Finance Parties); the Borrower and the UK Guarantor shall have amended its governing documents in form and substance reasonably satisfactory to the Agent to require such appointment.

SCHEDULE 3B – CONDITIONS PRECEDENT TO THE DELAYED DRAW TERM LOANS

(a)	The Borrower shall have satisfied all requirements set forth in Schedule 3A with respect to the Initial Term Loans and shall have borrowed in full the Initial Term Loan Amount;

(b)

The Interim Lending Order shall be in full force and effect, shall not have been reversed, vacated or stayed, and shall not have been amended, supplemented or otherwise modified (other than pursuant to the Final Lending Order) without the prior written consent of the Agent in its reasonable discretion;

(c)

The Bankruptcy Court shall have entered the Final Lending Order and such Final Lending Order shall not have been reversed, vacated or stayed, and shall not have been amended, supplemented or otherwise modified without the prior written consent of the Agent in its reasonable discretion;

(d)

The most recent Rolling Budget delivered under the DIP Intercompany Credit Agreement projects the unrestricted Cash of the Parent Guarantor and its consolidated Subsidiaries to be not less USD 1,000,000 on the proposed date of the initial borrowing of any Delayed Draw Term Loan;

(e)	The Extension Date shall have occurred;

(f)	An Officer’s Certificate, dated the Extension Date and signed by a Financial Officer of each of the Loan Parties, confirming compliance with the conditions precedent set forth in Clause 4.3;

(g)	The Plan has been filed by the Parent Guarantor;

(h)	The Agent is reasonably satisfied that the Parent Guarantor is working in good faith to confirm the Plan;

(i)	Compliance with each of the Milestones; and

(j)	Evidence that all fees referred to in Clause 12 (Fees), costs and expenses, as are payable on or prior to the Extension Date, have or will be paid on or before the Extension Date.

SCHEDULE 4
FORM OF DRAWDOWN NOTICE

To:	DNB BANK ASA, as Agent

Shipping Offshore & Logistics, Bergen

From:	GulfMark Rederi AS, as Borrower

Date:	[•]

GULFMARK REDERI AS – SECURED MULTI-CURRENCY CREDIT FACILITY AGREEMENT ORIGINALLY DATED 27 DECEMBER 2012 (AS AMENDED, AMENDED AND RESTATED, SUPPLEMENTED OR OTHERWISE MODIFIED FROM TIME TO TIME, THE “AGREEMENT”)

We refer to Clause 5.1 (Delivery of the Drawdown Notice) of the Agreement. Terms defined in the Agreement shall have the same meaning when used in this Drawdown Notice.

1	You are hereby irrevocably notified that we wish to make the following drawdown of a Loan with an Interest Period of one month (the “Proposed Borrowing”):

Proposed Drawdown Date:	[ ]

Type of Loan:	[Initial Term Loan] [Delayed Draw Term Loan]

Principal Amount:     USD [     ]

2	The proceeds of the Loan shall be credited to the Distribution Account with account number 5413.04.44280 (USD).[1]

3

We confirm that, as of the date hereof (i) each condition specified in Clause 4 (Conditions Precedent) of the Agreement is satisfied; (ii) each of the representations and warranties of the Loan Parties contained in the Finance Documents is true and correct in all material respects immediately prior to, and after giving effect to, such Loan; and (iii) no event or circumstances has occurred and is continuing which constitute or may constitute a Default or an Event of Default.

[In addition, to induce the Lenders to make the Loans so requested on the Proposed Drawdown Date set forth above, the undersigned hereby further acknowledges and agrees as follows:

a.

The terms of this Drawdown Notice are not conditioned upon the execution and delivery by the undersigned, the Agent, the Arranger and the Lenders of the draft, dated 17 May 2017, of that certain Second Amended and Restated Multi-Currency Credit Facility Agreement, originally dated 27 December 2012, as amended and restated as of 23 October 2014 and as to be further amended and restated on or about 18 May 2017 (the “Expected Credit Agreement”), between GulfMark Rederi AS, as borrower, the banks and financial institutions party thereto from time to time as lenders, DNB Bank ASA, as arranger, and DNB Bank ASA, as agent.

1 NTD: Not applicable for borrowing of the first Initial Term Loan.

b.

The undersigned agrees that the terms and conditions of the Expected Credit Agreement, including, without limitation, Clause 11.3 (Break Costs) thereof, shall apply to the Loans made or to be made by the Lenders on the Proposed Drawdown Date, irrespective of whether the undersigned, the Agent, the Arranger and the Lenders execute and deliver the Expected Credit Agreement on the Proposed Drawdown Date. In furtherance of the foregoing, the undersigned agrees to indemnify each Lender against any loss, cost or expense incurred by such Lender as a result of any failure by the undersigned to fulfil on or before the Proposed Drawdown Date the applicable conditions set forth in Clause 4.1 (Conditions Precedent to the Closing Date) of the Expected Credit Agreement, including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or redeployment of deposits or other funds acquired by such Lender to fund the Loan to be made by such Lender as part of the Proposed Borrowing when such Loan, as a result of such failure, is not made on such date.][2]

This Drawdown Notice shall be governed by Norwegian law.

Yours sincerely
for and on behalf of
GULFMARK REDERI AS

By: __________________________________
Name:
Title: [authorised officer]

2 NTD: To be inserted only for borrowing of the first Initial Term Loan.

SCHEDULE 5
FORM OF COMPLIANCE CERTIFICATE

To:	DNB BANK ASA, as Agent

Shipping Offshore & Logistics, Bergen

From:	GulfMark Rederi AS, as Borrower

Date:	[•] [To be delivered no later than one-hundred twenty (120) / forty-five (45) days after each applicable reporting date as set forth in the Agreement]

GULFMARK REDERI AS – SECURED MULTI-CURRENCY CREDIT FACILITY AGREEMENT ORIGINALLY DATED 27 DECEMBER 2012 (AS AMENDED, AMENDED AND RESTATED, SUPPLEMENTED OR OTHERWISE MODIFIED FROM TIME TO TIME, THE “AGREEMENT”)

We refer to the Agreement. Terms defined in the Agreement have their defined meanings when used in this Compliance Certificate. This certificate reports results in accordance with the Agreement, and does not create by itself obligations not contained in the Agreement.

(a)

We hereby represent and warrant that at the date of this Compliance Certificate, we are in compliance with Clause 20 (Financial covenants) of the Agreement, that no Event of Default has occurred and is continuing and that the representations and warranties contained in Clause 18 of the Agreement are true and correct in all material respects (except that any such representation and warranty that is already qualified as to materiality or “Material Adverse Effect” shall be true and correct in all respects) at the date hereof as if made with respect to the facts and circumstances existing at this date (except for such representations and warranties as are by their express terms limited to a prior date).

(b)	Without limiting the generality of paragraph (a) above, we hereby further represent and warrant as follows:

A) CLAUSE 20.1 – MINIMUM LIQUIDITY

REQUIREMENT: MINIMUM LIQUIDITY OF GROUP - MINIMUM USD 10,000,000
Minimum Liquidity (as defined in the DIP Intercompany Credit Agreement):	USD [ ]
COMPLIANCE	[YES] [NO]
REQUIREMENT: UNRESTRICTED CASH OF BORROWER - MINIMUM USD 1,000,000
Unrestricted Cash of Borrower in the Distribution Account:	USD [ ]
COMPLIANCE	[YES] [NO]

B) CLAUSES 8.5.1 and 8.5.2 – FLEET MARKET VALUE OF VESSELS

REQUIREMENT: [(Fleet Market Value /Aggregate Loans) X 100%] > 300%
Fleet Market Value	NOK/USD [ ]
Aggregate Loans	Calculated in NOK/USD [ ]
[(Fleet Market Value /Aggregate Loans) X 100%]	[ ]%
COMPLIANCE	[YES] [NO]
REQUIREMENT: [(Fleet Market Value /Total Commitments) X 100] > 200%
COMPLIANCE	[YES] [NO]

Evidence of the Market Value of each Vessel is attached hereto.

This Compliance Certificate shall be governed by and construed in accordance with Norwegian law.

Yours sincerely
for and on behalf of
GULFMARK REDERI AS

By: __________________________________
Name:
Title: [authorised officer]

Yours sincerely
for and on behalf of
GULFMARK OFFSHORE, INC.

By: __________________________________
Name:
Title: [authorised officer]

Yours sincerely
for and on behalf of
GULFMARK UK LTD.

By: __________________________________
Name:
Title: [authorised officer]

SCHEDULE 6
FORM OF SELECTION NOTICE

To:	DNB Bank ASA, as Agent

From:	Gulfmark Rederi AS

Date:	[•]

GULFMARK REDERI AS – SECURED MULTI-CURRENCY CREDIT FACILITY AGREEMENT ORIGINALLY DATED 27 DECEMBER 2012 (AS AMENDED, AMENDED AND RESTATED, SUPPLEMENTED OR OTHERWISE MODIFIED FROM TIME TO TIME, THE “AGREEMENT”)

We refer to the Agreement. Terms defined in the Agreement shall have the same meaning when used in this Selection Notice.

(a)	We refer to the Loan outstanding under the Agreement in a principal amount equal to NOK ___________ with an Interest Period ending on [•].

(b)	We request that the Loan shall be denominated in USD for the Interest Period commencing on [•] and each subsequent Interest Period.

This Selection Notice is irrevocable.

Yours sincerely
for and on behalf of
GULFMARK REDERI AS

By: __________________________________
Name:
Title:

SCHEDULE 7
FORM OF TRANSFER CERTIFICATE

To:	DNB BANK ASA, as Agent

Shipping Offshore & Logistics, Bergen

From:	[•] (the “Existing Lender”) and [•] (the “New Lender”)

Date:	[•]

GULFMARK REDERI AS – SECURED MULTI-CURRENCY CREDIT FACILITY AGREEMENT ORIGINALLY DATED 27 DECEMBER 2012 (AS AMENDED, AMENDED AND RESTATED, SUPPLEMENTED OR OTHERWISE MODIFIED FROM TIME TO TIME, THE “AGREEMENT”)

We refer to the Agreement. Terms defined in the Agreement have the same meaning in this Transfer Certificate unless given a different meaning in this Transfer Certificate.

With reference to Clause 24 (Changes to the Parties):

1	The Existing Lender, in its capacity as Lender under the Agreement, confirms that it participates with [ ] percent of the Total Commitments.

2

The Existing Lender hereby transfers to the New Lender [     ] percent of the Total Commitments as specified in the Schedule hereto, and of the equivalent rights and interest in all Finance Documents, and the New Lender hereby accepts such transfer from the Existing Lender in accordance with the terms set out herein and Clause 24 (Changes to the Parties) of the Agreement and assumes the same obligations to the other Finance Parties as it would have been under if it was an original Lender.

3	The proposed Transfer Date is [ ], as from which date the Transfer of such portion of the Total Commitments shall take full legal effect.

4

The New Lender confirms that it has received a copy of the Agreement, together with such other information as it has required in connection with this transaction. The New Lender expressly acknowledges and agrees to the limitations on the Existing Lender’s responsibility set out in Clause 24.3 (Limitations of responsibility of Existing Lenders) of the Agreement.

5

The New Lender hereby undertakes to the Existing Lender and the Borrower that it will perform in accordance with the terms and conditions of the Agreement all those obligations which will be assumed by it upon execution of this Transfer Certificate.

6	The address, fax number and attention details for notices, as well as the account details of the New Lender, are set out in the Schedule.

7	This Transfer Certificate is governed by Norwegian law, with Bergen City Court (Bergen tingrett) as legal venue.

The Schedule
Commitments/rights and obligations to be transferred

I	Existing Lender:	[ ]

II	New Lender:	[ ]

III	Total Commitments of Existing Lender:	NOK [ ]
USD [ ]
IV	Aggregate amount transferred:	NOK [ ]
USD [ ]
V	Total Commitments of New Lender	NOK [ ]
USD [ ]
VI	Transfer Date:	[ ]

Administrative Details / Payment Instructions of New Lender

Notices to New Lender:

[	]
[	]
Att: [	]
Fax no: + [ ]

[Insert relevant office address, fax number and attention details for notices and payments to the New Lender.]

Account details of New Lender: [Insert relevant account details of the New Lender.]

Existing Lender:	New Lender:
[●]	[●]

By: __________________________________	By: __________________________________
Name:	Name:
Title:	Title:

This Transfer Certificate is accepted and agreed by the Agent (on behalf of the Majority Lenders) and the Borrower and the Transfer Date is confirmed as [ ].

Agent:	Borrower:
DNB BANK ASA	GULFMARK REDERI AS

By: __________________________________	By: __________________________________
Name:	Name:
Title:	Title:

SCHEDULE 8
ENUMERATED DEFAULTS

1.

Enumerated Defaults (as defined in that certain letter agreement, dated 14 April 2017, by and between DNB Bank ASA, the Borrower, the Parent Guarantor and the UK Guarantor, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time).

2.

Enumerated Defaults (as defined in that certain letter agreement, dated 14 April 2017, by and between The Royal Bank of Scotland plc, as agent, GulfMark Americas and the Parent Guarantor, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time).

3.

Interest Default (as defined in that certain Forbearance Agreement, dated as of 14 April 2017, by and among the Parent Guarantor and the holders of the Senior Notes, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time).

4.

An Event of Default under Clause 23.1.5 (Cross default) of the Agreement, but only insofar as it arises as a result of (a) a default or event of default under the Senior Notes Indenture resulting in acceleration of outstanding indebtedness under the Senior Notes (the “Senior Notes Defaults”), or (b) a default or event of default under the RBS Facility resulting in acceleration of outstanding indebtedness under the RBS Facility (the “RBS Defaults”). For the avoidance of doubt, Enumerated Default shall not include any exercise of remedies (other than acceleration) under the RBS Facility or the Senior Notes Indenture.

5.	An Event of Default under Clause 23.1.6(a) (Insolvency), but only insofar as it arises as a result of:

a.	any Loan Party entering into negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness; or

b.	any payment default under the RBS Facility or the Senior Notes Indenture.

6.	An Event of Default that constitutes a “suspension of payments” under Clause 23.1.7(a) (Insolvency proceedings) arising from any payment default under the RBS Facility or the Senior Notes Indenture.

SCHEDULE 9

CERTAIN FINANCIAL INDEBTEDNESS

1.	RBS Facility.

2.	Senior Notes Indenture.

SCHEDULE 10

POST-CLOSING MATTERS

	Due Date for Completion	Condition
1.	If not done by the Closing Date, then by 1 Business Day after the Closing Date (as such date may be extended by the Agent in its sole discretion)

Other than as set out in item 8 below, the Agent shall have received evidence (by way of transcript of registry) that the UK Vessels are registered in the name of the UK Guarantor in the British Register of Shipping or other acceptable registry (as applicable), that the UK Mortgages have been, or will in connection with the utilisation of the Facility be, executed and recorded with their intended first priority or second priority (as applicable) against the UK Vessels, and that no other encumbrances, maritime liens, mortgages or debts whatsoever are registered against the UK Vessels save for the first priority and second priority mortgages registered over the UK Vessels in favour of the Agent (on behalf of the Finance Parties).

2.	If not done by the Closing Date, then by 1 Business Day after the Closing Date (as such date may be extended by the Agent in its sole discretion)	The Agent shall have received, each in form and substance reasonably satisfactory to the Agent:
(a) a legal opinion as regards Norwegian law matters issued by Advokatfirmaet Thommessen AS; and
(b) a legal opinion as regards laws of the United Kingdom issued by Ince & Co LLP.
3.	If not done by the Closing Date, then by 5 Business Days after the Closing Date (as such date may be extended by the Agent in its sole discretion)

The Agent shall have received duly executed insurance letters of undertaking and an insurance report documenting that insurance cover has been taken out in respect of the 2017 Mortgaged Vessels in accordance with Clause 22.1.1 (Insurance) and evidencing that the Agent’s (on behalf of the Finance Parties) Security Interest in the insurance policies have been noted in accordance with the relevant notices as required under the Assignment of Insurances, in each case, in form and substance reasonably satisfactory to the Agent.

4.	If not done by the Closing Date, then by 5 Business Days after the Closing Date (as such date may be extended by the Agent in its sole discretion)

The Agent shall have received the filed copy of the amendment to the Memorandum of Association of the UK Guarantor with respect to the appointment of the Independent Director, in form and substance reasonably satisfactory to the Agent.

5.	If not done by the Closing Date, then by 10 Business Days after the Closing Date (as such date may be extended by the Agent in its sole discretion)

The Agent shall have received certified copies of resolutions passed at an extraordinary general meeting of, or unanimous written resolutions of the directors of, the Borrower evidencing the approval of the appointment and name of the Independent Director, in form and substance reasonably satisfactory to the Agent.

6.	If not done by the Closing Date, then by 10 Business Days after the Closing Date (as such date may be extended by the Agent in its sole discretion)	The Agent shall have received certified copies of the following, each in form and substance reasonably satisfactory to the Agent:
(c) resolutions passed at a board meeting, or unanimous written resolutions of the directors, of the UK Guarantor evidencing the approval of the appointment and name of the Independent Director; and
(d) appointment letter of the Independent Director of the UK Guarantor, duly executed by all parties thereto.

	Due Date for Completion	Condition
7.	If not done by the Closing Date, then by 30 days after the Closing Date (as such date may be extended by the Agent in its sole discretion)

The Borrower shall cause the customer of the Vessel named “North Mariner” to consent to the Mortgage in respect of such Vessel and the Agent shall have received the Mortgage (including the relevant declaration(s) of pledge collateral thereto) with respect to such Vessel, duly executed by each party thereto and properly registered.

8.	If not done by the Closing Date, then by 30 days after the Closing Date (as such date may be extended by the Agent in its sole discretion)

The Borrower and the UK Guarantor shall cause the customer of the UK Vessel named “Highland Eagle” to consent to the UK Mortgage in respect of such UK Vessel and the Agent shall have received the UK Mortgage (including the relevant declaration(s) of pledge or deeds of covenants (as applicable) collateral thereto) with respect to such UK Vessel, duly executed by each party thereto and properly registered.

SIGNATORIES:

The Borrower:
GulfMark Rederi AS
By: /s/ Quintin Kneen
Name: Quintin Kneen
Title: Director

Parent Guarantor:
GulfMark Offshore, Inc.
By: /s/ James M. Mitchell
Name: James M. Mitchell
Title: Executive Vice President and Chief Financial Officer

The UK Guarantor:
GulfMark UK Ltd.
By: /s/ Quintin Kneen
Name: Quintin Kneen
Title: Director

The UK Parent:
GulfMark North Sea Ltd.
By: /s/ Quintin Kneen
Name: Quintin Kneen
Title: Director

GulfMark Norge:
GulfMark Norge AS
By: /s/ Quintin Kneen
Name: Quintin Kneen
Title: Director

[Signature Page to Second Amendment and Restatement Agreement]

The Lenders:
DNB Bank ASA

By: /s/ Andrew J. Shohet	/s/ Cathleen Buckley
Name: Andrew J. Shohet	Cathleen Buckley
Title: Vice President	Senior Vice President

The Arranger:
DNB Bank ASA

By: /s/ Andrew J. Shohet	/s/ Cathleen Buckley
Name: Andrew J. Shohet	Cathleen Buckley
Title: Vice President	Senior Vice President

The Agent:
DNB Bank ASA

By: /s/ Andrew J. Shohet	/s/ Cathleen Buckley
Name: Andrew J. Shohet	Cathleen Buckley
Title: Vice President	Senior Vice President

[Signature Page to Second Amendment and Restatement Agreement]